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Exhibit 99.1
Amended August 6, 2010

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2009, 2008 and 2007

Page(s)
Report of Independent Registered Public Accounting Firm	1
Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Comprehensive Income	4
Consolidated Statements of Shareholder's Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7–99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Assured Guaranty Corp.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiary ("the Company") at December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it recognizes other than temporary impairments for debt securities classified as available-for-sale effective April 1, 2009. As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for financial guaranty insurance contracts effective January 1, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 19, 2010

Assured Guaranty Corp.

Consolidated Balance Sheets

(dollars in thousands except per share and share amounts)

	December 31,
	2009	2008
ASSETS
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,002,706 and $1,521,994)	$2,045,211	$1,511,329
Short-term investments, at cost which approximates fair value	802,567	109,986

Total investment portfolio	2,847,778	1,621,315
Cash	2,470	7,823
Premiums receivable, net of ceding commissions payable	351,468	12,445
Ceded unearned premium reserve	435,268	206,453
Deferred acquisition costs	45,162	78,989
Reinsurance recoverable on unpaid losses	50,706	13,424
Credit derivative assets	251,992	139,494
Committed capital securities, at fair value	3,987	51,062
Deferred tax asset, net	241,796	110,336
Goodwill	—	85,417
Salvage and subrogation recoverable	169,917	70,884
Other assets	99,266	56,828

TOTAL ASSETS	$4,499,810	$2,454,470

LIABILITIES AND SHAREHOLDER'S EQUITY
Unearned premium reserve	$1,451,576	$707,957
Loss and loss adjustment expense reserve	191,211	133,710
Note payable to affiliate	300,000	—
Credit derivative liabilities	1,076,726	481,040
Reinsurance balances payable, net	165,892	23,725
Other liabilities	88,188	62,012

TOTAL LIABILITIES	3,273,593	1,408,444

COMMITMENTS AND CONTINGENCIES
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding in 2009 and 2008)	—	—
Common stock ($720.00 par value, 500,000 shares authorized; 20,834 shares issued and outstanding in 2009 and 2008)	15,000	15,000
Additional paid-in capital	1,037,059	480,375
Retained earnings	153,738	561,598
Accumulated other comprehensive income (loss), net of deferred tax provision (benefit) of $10,999 and $(6,825)	20,420	(10,947)

TOTAL SHAREHOLDER'S EQUITY	1,226,217	1,046,026

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$4,499,810	$2,454,470

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in thousands)

	For the Years Ended December 31,
	2009	2008	2007
Revenues
Net earned premiums	$138,738	$91,998	$58,717
Net investment income	76,616	73,167	63,150
Net realized investment gains (losses):
Other-than-temporary impairment ("OTTI") losses	(12,433)	(14,974)	—
Less: portion of OTTI loss recognized in other comprehensive income	(4,988)	—	—
Other net realized investment gains (losses)	10,434	313	(478)

Net realized investment gains (losses)	2,989	(14,661)	(478)
Net change in fair value of credit derivatives:
Realized gains and other settlements	85,321	87,908	53,762
Net unrealized gains (losses)	(481,381)	126,027	(516,357)

Net change in fair value of credit derivatives	(396,060)	213,935	(462,595)
Net change in fair value gains (loss) on committed capital securities	(47,075)	42,746	8,316
Other income	5,362	648	484

Total Revenues	(219,430)	407,833	(332,406)

Expenses
Loss and loss adjustment expenses	192,967	149,479	(15,375)
Amortization of deferred acquisition costs	6,701	18,567	14,441
Interest expense	542	—	111
Goodwill impairment	85,417	—	—
Other operating expenses	86,821	54,944	49,447

Total Expenses	372,448	222,990	48,624

Income (loss) before income taxes	(591,878)	184,843	(381,030)
Provision (benefit) for income taxes
Current	(27,671)	6,787	26,036
Deferred	(157,593)	43,228	(172,213)

Total provision (benefit) for income taxes	(185,264)	50,015	(146,177)

Net income (loss)	$(406,614)	$134,828	$(234,853)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in thousands)

	For the Years Ended December 31,
	2009	2008	2007
Net income (loss)	$(406,614)	$134,828	$(234,853)
Unrealized holding gains (losses) arising during the period on:
Available-for-sale securities with no other-than-temporary impairment, net of deferred income tax provision (benefit) of $24,508, $(23,173) and $(842)	45,510	(43,039)	(1,345)
Available-for-sale securities with other-than-temporary impairment, net of deferred income tax provision (benefit) of $(1,746), $0 and $0	(3,242)	—	—

Unrealized holding gains (losses) during the period, net of tax	42,268	(43,039)	(1,345)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of deferred income tax provision (benefit) of $1,046, $(5,131) and $(167)	1,943	(9,530)	(311)

Change in net unrealized gains on available-for-sale securities	40,325	(33,509)	(1,034)
Change in cumulative translation adjustment	(3,192)	(5,982)	186

Other comprehensive income (loss)	37,133	(39,491)	(848)

Comprehensive income (loss)	$(369,481)	$95,337	$(235,701)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder's Equity

For the Years Ended December 31, 2009, 2008 and 2007

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
Balance, December 31, 2006	$—	$15,000	$380,176	$692,760	$29,392	$1,117,328
Cumulative effect of accounting change	—	—	—	(2,490)	—	(2,490)
Net loss	—	—	—	(234,853)	—	(234,853)
Dividends	—	—	—	(12,125)	—	(12,125)
Tax benefit for stock options exercised	—	—	183	—	—	183
Change in cumulative translation adjustment	—	—	—	—	186	186
Unrealized loss on fixed maturity securities, net of tax of $(675)	—	—	—	—	(1,034)	(1,034)

Balance, December 31, 2007	—	15,000	380,359	443,292	28,544	867,195
Net income	—	—	—	134,828	—	134,828
Dividends	—	—	—	(16,522)	—	(16,522)
Capital contribution	—	—	100,000	—	—	100,000
Tax benefit for stock options exercised	—	—	16	—	—	16
Change in cumulative translation adjustment	—	—	—	—	(5,982)	(5,982)
Unrealized loss on fixed maturity securities, net of tax of $(18,042)	—	—	—	—	(33,509)	(33,509)

Balance, December 31, 2008	—	15,000	480,375	561,598	(10,947)	1,046,026

Cumulative effect of accounting change	—	—	—	9,801	—	9,801

Balance at the beginning of the year, adjusted	—	15,000	480,375	571,399	(10,947)	1,055,827
Cumulative effect of accounting change	—	—	—	5,766	(5,766)	—
Net loss	—	—	—	(406,614)	—	(406,614)
Dividends	—	—	—	(16,813)	—	(16,813)
Capital contribution	—	—	556,700	—	—	556,700
Tax benefit for stock options exercised	—	—	(16)	—	—	(16)
Change in cumulative translation adjustment	—	—	—	—	(3,192)	(3,192)
Unrealized gain on fixed maturity securities, net of tax of $21,716	—	—	—	—	40,325	40,325

Balance, December 31, 2009	$—	$15,000	$1,037,059	$153,738	$20,420	$1,226,217

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Years Ended December 31,
	2009	2008	2007
Operating activities
Net income (loss)	$(406,614)	$134,828	$(234,853)
Adjustments to reconcile net income(loss) to net cash flows provided by operating activities:
Non-cash operating expenses	8,230	10,344	11,938
Net amortization of premium on fixed maturity securities	526	1,997	1,327
Accretion of discount on net premium receivable	(6,260)	—	—
Provision (benefit) for deferred income taxes	(157,593)	43,228	(172,213)
Net realized investment losses (gains)	(2,989)	14,661	478
Unrealized losses (gains) on credit derivatives	481,381	(126,027)	516,357
Fair value loss (gain) on committed capital securities	47,075	(42,746)	(8,316)
Goodwill impairment	85,417	—	—
Other income	(4,320)	—	—
Change in deferred acquisition costs	8,668	(79)	(8,603)
Change in premiums receivable, net of ceding commissions payable	30,390	7,322	(12,095)
Change in ceded unearned premium reserve	(100,310)	(109,142)	(25,209)
Change in unearned premium reserves	375,606	361,201	90,046
Change in reserves for losses and loss adjustment expenses, net	(15,735)	12,238	(8,633)
Change in current income taxes	(42,780)	(19,500)	(10,854)
Other changes in credit derivatives assets and liabilities, net	1,807	(1,737)	(6,042)
Other	7,543	(8,823)	(12,949)

Net cash flows provided by (used for) operating activities	310,042	277,765	120,379

Investing activities
Fixed maturity securities:
Purchases	(1,064,693)	(495,798)	(373,699)
Sales	594,009	207,167	256,066
Maturities	7,785	—	6,180
(Purchases) sales of short-term investments, net	(692,541)	(65,845)	3,284

Net cash flows provided by (used for) investing activities	(1,155,440)	(354,476)	(108,169)

Financing activities
Capital contribution	556,700	100,000	—
Dividends paid	(16,813)	(16,522)	(12,125)
Issuance of note payable to affiliate	300,000	—	—
Tax benefit for stock options exercised	(16)	16	183

Net cash flows provided by (used for) financing activities	839,871	83,494	(11,942)
Effect of exchange rate changes	174	(745)	59

Increase (decrease) in cash	(5,353)	6,038	327
Cash at beginning of year	7,823	1,785	1,458

Cash at end of year	$2,470	$7,823	$1,785

Supplemental cash flow information
Cash paid during the year for:
Income taxes	$6,759	$23,336	$36,922
Interest	$—	$—	$111
Claims, net of reinsurance recoverable	$205,172	$143,721	$(11,767)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements

December 31, 2009, 2008 and 2007

1. Business and Organization

        Assured Guaranty Corp. ("AGC" or the "Company") is a Maryland domiciled insurance company which commenced operations in January 1988. It is licensed to conduct financial guaranty insurance business in all fifty states of the United States ("U.S."), the District of Columbia and Puerto Rico. The Company's principal product is a guaranty of scheduled principal and interest payments when due on: debt securities issued by governmental entities such as U.S. state or municipal authorities; obligations issued for international infrastructure projects; and asset-backed securities ("ABS") issued by special purpose entities ("SPEs"). AGC's ultimate parent is Assured Guaranty Ltd. ("AGL" and, together with its subsidiaries, "Assured Guaranty"), a Bermuda-based insurance holding company that provides, through its operating subsidiaries, credit protection products to the public finance, infrastructure and structured finance markets in the U.S. as well as internationally. AGC owns 100% of Assured Guaranty (UK) Ltd. ("AGUK"), a company incorporated in the United Kingdom ("U.K.") as a U.K. insurance company and which is also authorized to operate in various countries throughout the European Economic Area.

        On July 1, 2009 (the "Acquisition Date"), Assured Guaranty acquired Financial Security Assurance Holdings Ltd. (in the process of being renamed Assured Guaranty Municipal Holdings Inc., which, together with its subsidiaries acquired by Assured Guaranty is referred to as "AGMH") and most of its subsidiaries, including Assured Guaranty Municipal Corp. ("AGM"), from Dexia Holdings Inc. ("Dexia Holdings") (the "AGMH Acquisition"). AGM is a New York domiciled financial guaranty insurance company and the principal operating subsidiary of AGMH. AGMH's financial guaranty insurance subsidiaries participate in the same markets and issue financial guaranty contracts similar to those issued by AGC.

Segments

        The Company's financial results include three principal business segments: financial guaranty direct, financial guaranty reinsurance and other. The financial guaranty direct segment is reported net of business ceded to reinsurers. The financial guaranty direct and financial guaranty reinsurance segments include interest and principal payment default protection provided in both insurance and credit derivative contract form. These segments are further discussed in Note 20.

Financial Guaranty Direct and Reinsurance

        Financial guaranty direct insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial debt obligation against non-payment of scheduled principal and interest payments when due. Upon an obligor's default on scheduled principal or interest payments due on the debt obligation, the Company is required under the financial guaranty or credit derivative contract to pay the investor or swap counterparty the principal or interest shortfall due. Financial guaranty insurance may be issued to all of the investors of the guaranteed series or tranche of a municipal bond or structured finance security at the time of issuance of those obligations or it may be issued in the secondary market to only specific individual holders of such obligations who purchase the Company's credit protection.

        As an alternative to traditional financial guaranty insurance, credit protection relating to a particular security or obligor may also be provided through a credit derivative contract, such as a credit default swap ("CDS"). Under the terms of a credit default contract or swap, the seller of credit

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

1. Business and Organization (Continued)

protection agrees to make a specified payment to the buyer of credit protection if one or more specified credit events occurs with respect to a reference obligation or entity. In general, the credit events specified in the Company's credit derivative contracts are for interest and principal defaults on the reference obligation. One difference between credit derivatives and traditional primary financial guaranty insurance is that credit default protection is typically provided to a particular buyer rather than to all holders of the reference obligation. As a result, the Company's rights and remedies under a credit derivative contract may be different and more limited than on a financial guaranty of an entire issuance. Credit derivatives may be preferred by some investors, however, because they generally offer the investor ease of execution and standardized terms as well as more favorable accounting or capital treatment.

        Under a reinsurance agreement, the reinsurer receives a premium and, in exchange, agrees to indemnify the primary insurer, called the ceding company, for part or all of the liability of the ceding company under one or more financial guaranty insurance policies that the ceding company has issued. The reinsurer generally agrees to pay the ceding company a ceding commission on the ceded premium as compensation for the reinsurance agreement. The reinsurer may itself purchase reinsurance protection ("retrocessions") from other reinsurers, thereby reducing its own exposure.

Other

        AGC underwrote several lines of business that it exited in connection with the 2004 initial public offering ("IPO") of AGL which are classified in the Company's other segment. Such lines of business include equity layer credit protection, trade credit reinsurance, title reinsurance and auto residual value reinsurance. Certain of the exposure that AGC has to this segment has been ceded to ACE Limited ("ACE"), the former parent of the Company, but AGC remains primarily liable for such exposure. This segment is discussed in Note 20.

Importance of Financial Strength Ratings

        Debt obligations guaranteed by AGC and its subsidiary AGUK are generally awarded debt credit ratings that are the same rating as the financial strength rating of AGC or AGUK, as the case may be. Investors in products insured by AGC or AGUK frequently rely on rating agency ratings because they influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their businesses with the goal of achieving high financial strength ratings, preferably the highest that an agency will assign. However, the models used by rating agencies differ, presenting conflicting goals that sometimes make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for AGC's and AGUK's products) and change frequently.

        Historically, insurance financial strength ratings are with respect to an insurer's ability to pay under its insurance policies and contracts in accordance with their terms. The opinion is not specific to any particular policy or contract. Insurance financial strength ratings do not refer to an insurer's ability to meet non-insurance obligations and are not a recommendation to purchase any policy or contract issued by an insurer or to buy, hold, or sell any security insured by an insurer. More recently, ratings also reflect qualitative factors with respect to such things as the insurer's business strategy and franchise

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

1. Business and Organization (Continued)

value, the anticipated future demand for its product, the composition of its portfolio, and its capital adequacy, profitability and financial flexibility.

        The rating agencies have developed and published rating guidelines for rating financial guaranty insurers. The rating criteria used by the rating agencies in establishing these ratings include consideration of the sufficiency of capital resources to meet projected growth (as well as access to such additional capital as may be necessary to continue to meet applicable capital adequacy standards), a company's overall financial strength, and demonstrated management expertise in financial guaranty and traditional reinsurance, credit analysis, systems development, marketing, capital markets and investment operations.

        Financial strength ratings reflect only the views of the respective rating agencies and are subject to continuous review and revision or withdrawal at any time. There can be no assurance that rating agencies will not take action on AGC's or AGUK's ratings, including downgrading such ratings. Each of AGC's and AGUK's business and its financial condition have been and will continue to be subject to risk of the global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial strength ratings.

        See Note 6 and Note 12 for more information regarding the impact of rating agency actions upon the credit derivative business and the reinsurance business of the Company.

        The Company's business and its financial condition will continue to be subject to risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial ratings.

        The Company's estimates of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of changing economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss is an inherently subjective process involving numerous estimates, assumptions and judgments by management. The Company's estimates of expected losses on residential mortgage-backed securities ("RMBS") transactions takes into account expected recoveries from sellers and originators, arising from breaches in the sellers' or originators' representations and warranties regarding the residential mortgage loans that underlie the RMBS transactions that AGC has insured. Refer to Note 4 for a discussion of the significant risks and uncertainties related to our loss estimates and representation and warranty recoveries.

        The Company could be required to make termination payments or post collateral under certain of its credit derivative contracts, which could impair its liquidity, results of operations and financial condition. Refer to Note 6 for a completion discussion of the potential effects of termination payments and collateral postings.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management,

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

reflect all adjustments which are of a normal recurring nature, necessary for a fair statement of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        In June 2009, the Financial Accounting Standards Board ("FASB") issued new guidance which modifies the GAAP hierarchy by establishing only two levels of GAAP, authoritative and non-authoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification, also known collectively as the "Codification," is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the U.S Securities and Exchange Commission ("SEC"). Non-authoritative guidance and literature would include, among other things, FASB Concepts Statements, American Institute of Certified Public Accountants Issue Papers and Technical Practice Aids and accounting textbooks. The Codification was developed to organize GAAP pronouncements so that users can more easily access authoritative accounting guidance. The pronouncements are now organized by topic, subtopic, section and paragraph, each of which is identified by a numerical designation.

        Intercompany accounts and transactions have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

        Significant accounting policies are described below. To the extent the accounting policy calls for fair value measurement, see Note 7 for a discussion of how fair value is measured for each financial instrument.

        Volatility and disruption in the global financial markets including depressed home prices and increasing foreclosures, falling equity market values, rising unemployment, declining business and consumer confidence and the risk of increased inflation, have precipitated an economic slowdown. The conditions may adversely affect the Company's future profitability, financial position, investment portfolio, cash flow, statutory capital, financial strength ratings and stock price. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

Premium Revenue Recognition

        Premiums are received either upfront at date of inception or in installments over the life of the financial guaranty contract or credit derivative contract. Accounting for premiums received on a contract accounted for as financial guaranty insurance is different than for premiums on contracts accounted for as derivative form. See "—Credit Derivatives" below for accounting policies for credit derivatives.

        In the ordinary course of business, AGC assumes and cedes business from and to other insurance and reinsurance companies. These agreements enable the Company to increase its underwriting capacity, both on an aggregate-risk and a single-risk basis, meet internal, rating agency and regulatory risk limits, diversify risks, reduce the need for additional capital, and strengthen financial ratios. They

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

may also reduce the net potential loss from large risks. Ceded contracts do not relieve the Company of its obligations.

Since January 1, 2009

        Effective January 1, 2009, the FASB issued authoritative guidance that changed the premium revenue recognition and loss reserving methodologies for contracts written in financial guaranty insurance form. Contracts accounted for as credit derivatives are excluded from this guidance.

        For premiums received in installments, the Company recognizes a liability for unearned premium reserve at the inception of a financial guaranty insurance contract equal to the present value of the premiums due or expected to be collected over the period of the contract. If the premium is a single premium received at the inception of the financial guaranty contract, the Company measures the unearned premium reserve as the amount received.

        The term of the financial guaranty insurance contract that is used as the basis for the calculation of the present value of premiums due or expected to be collected is either (a) the contractual term or (b) the expected term. The contractual term is used unless the obligations underlying the financial guaranty contract represent homogeneous pools of assets for which prepayments are contractually prepayable, the amount of prepayments are probable, and the timing and amount of prepayments can be reasonably estimated. The Company adjusts prepayment assumptions when those assumptions change and recognizes a prospective change in premium revenues as a result. The adjustment to the unearned premium reserve is equal to the adjustment to the premium receivable with no effect on earnings at the time of the adjustment.

        The Company recognizes the premium from a financial guaranty insurance contract as revenue over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease in the unearned premium reserve occurs. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amount outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable unearned premium reserve related to that contract as premium revenue and any associated acquisition costs previously deferred as an expense. Upon the AGMH Acquisition, the Company revised its assumptions used in calculating premium earnings to conform all entities within the consolidated group by the Company's parent.

Prior to January 1, 2009

        Prior to January 1, 2009, upfront premiums were earned in proportion to the expiration of the amount at risk. Each installment premium was earned ratably over its installment period, generally one year or less. Premium earnings under both the upfront and installment revenue recognition methods were based upon and were in proportion to the principal amount guaranteed and therefore resulted in

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

higher premium earnings during periods where guaranteed principal was higher. For insured bonds for which the par value outstanding was declining during the insurance period, upfront premium earnings were greater in the earlier periods, thereby matching revenue recognition with the underlying risk. The premiums were allocated in accordance with the principal amortization schedule of the related bond issuance and were earned ratably over the amortization period. When an insured issuance was retired early, was called by the issuer, or was in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining unearned premium reserve was earned at that time. Unearned premium reserve represented the portion of premiums written that were applicable to the unexpired amount at risk of insured bonds. On contracts where premiums were paid in installments, only the currently due installment was recorded in the financial statements.

Investments and cash

Fixed Maturity Securities

        Management determines the appropriate classification of securities as trading, available-for-sale or held-to-maturity at the time of purchase. As of December 31, 2009 and 2008, all investments in fixed maturity securities were designated as available-for-sale and carried at fair value with a corresponding adjustment to accumulated other comprehensive income ("OCI"), unless determined to be other-than-temporary-impairments ("OTTI"). When a security is deemed to be OTTI, the component of the fair value adjustment deemed to be credit impairment is recorded as realized loss in the consolidated statements of operations and the non-credit-related component of the fair value adjustment is recorded in OCI. See Note 7 for an explanation of the valuation methodology.

        The amortized cost of fixed maturity securities is adjusted for amortization of premium and accretion of discount computed using the effective interest method. That amortization or accretion is included in net investment income. For mortgage-backed securities ("MBS") and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments required due to the resulting change in effective yields and maturities are recognized in current income. The credit impairment component of the fair value adjustment for OTTI securities is also recorded as an adjustment to amortized cost.

        Realized gains and losses on sales of investments are determined using the specific identification method.

Cash and Short-term Investments

        Cash includes demand deposits.

        Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value. Amounts deposited in money market funds and investments with a maturity at time of purchase of 12 months or less are included in short-term investments.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

OTTI Methodology

        The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

  •
  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

  •
  a decline in the market value of a security for a continuous period of 12 months;

  •
  recent credit downgrades of the applicable security or the issuer by rating agencies;

  •
  the financial condition of the applicable issuer;

  •
  whether loss of investment principal is anticipated;

  •
  whether scheduled interest payments are past due; and

  •
  whether the Company has the intent to sell or more likely than not will be required to sell a security prior to its recovery in fair value.

        If the Company believes a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss on the consolidated balance sheets in 'accumulated other comprehensive income in shareholders' equity net of tax.

        As discussed in more detail below, prior to April 1, 2009, the reviews for impairment of investments were conducted pursuant to accounting guidance in effect at that time, which required any unrealized loss identified as OTTI to be recorded directly in the consolidated statements of operations.

        Since April 1, 2009, the Company recognizes an OTTI loss in the consolidated statements of operations for a debt security in an unrealized loss position when either:

  (a)
  the Company has the intent to sell the debt security; or

  (b)
  it is more likely than not the Company will be required to sell the debt security before its anticipated recovery; or

  (c)
  the Company determines there is a credit-related impairment on debt securities the Company does not plan to sell with the non-credit-related impairment recognized in OCI.

        For all debt securities in unrealized loss positions that do not meet any of these criteria, the Company analyzes the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For MBS and ABS, cash flow estimates also include

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

        Prior to April 1, 2009, if the Company believed the decline was "other than temporary," the Company would write down the carrying value of the investment and record a realized loss in its consolidated statements of operations equal to the total difference between amortized cost and fair value at the impairment measurement date.

        In periods subsequent to the recognition of an OTTI loss, the impaired debt security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security, if the recoverable value of the investment based upon those cash flows is greater than the carrying value of the investment after the impairment.

        The Company's assessment of a decline in value includes management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Deferred Acquisition Costs

        Costs that vary with and are directly related to the production of new financial guaranty insurance contract business are deferred and then amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, and the cost of underwriting and marketing personnel. Management uses its judgment in determining what types of costs should be deferred, as well as what percentage of these costs should be deferred. The Company annually conducts a study to determine which operating costs vary with, and are directly related to, the acquisition of new business and qualify for deferral. Ceding commissions received on premiums the Company cedes to other reinsurers reduce acquisition costs. Expected losses, loss adjustment expenses ("LAE") and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. Acquisition costs associated with financial guaranty contracts accounted for as credit derivatives are expensed as incurred. When an insured issue is retired early, the remaining related deferred acquisition cost ("DAC") is expensed at that time. Ceding commissions associated with future installment premiums on assumed and ceded business are calculated at their contractually defined rate and recorded in DAC beginning January 1, 2009 with a corresponding offset to premium receivable or payable.

Loss and Loss Adjustment Expense Reserves

        On January 1, 2009, the FASB issued authoritative guidance that changed the premium revenue recognition and loss reserving methodologies for financial guaranty insurance contracts. Contracts written in credit derivative form that are considered derivatives are excluded from this guidance.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

Since January 1, 2009

        The Company recognizes a reserve for loss and LAE when expected loss exceeds the deferred premium revenue for that contract based on the present value of expected net cash outflows to be paid under the insurance contract. The unearned premium reserve represents the insurance enterprise's stand-ready obligation at initial recognition.

        The expected loss is equal to the present value of expected net cash outflows to be paid under the contract, discounted using a current risk-free rate. That current risk-free rate is based on the remaining period of the contract (the contract or expected period, as applicable). Expected net cash outflows (cash outflows, net of potential recoveries, expected to be paid to the holder of the insured financial obligation, excluding reinsurance) are probability-weighted cash flows that reflect the likelihood of possible outcomes. The Company estimates the expected net cash outflows using management's assumptions about the likelihood of possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

        The Company updates the discount rate each reporting period and revises expected net cash outflows when increases (or decreases) in the likelihood of a default (insured event) and potential recoveries occur. Revisions to a reserve for loss and LAE, in periods after initial recognition, are recognized as incurred loss and LAE (recoveries) in the period of the change.

Prior to January 1, 2009

        Prior to January 1, 2009, reserves for losses for the Company's financial guaranty insurance contracts included case reserves and portfolio reserves. Case reserves were established when there was significant credit deterioration on specific insured obligations and the obligations were in default or default was probable, not necessarily upon non-payment of principal or interest by an insured. Case reserves represented the present value of expected future loss payments and LAE, net of estimated recoveries, but before considering ceded reinsurance. This reserving method was different from case reserves established by traditional property and casualty insurance companies, which establish case reserves upon notification of a claim and establish incurred but not reported ("IBNR") reserves for the difference between actuarially estimated ultimate losses and recorded case reserves. Financial guaranty insurance and assumed case reserves and related salvage and subrogation, if any, were discounted at 6% during 2008.

        The Company recorded portfolio reserves in its financial guaranty business. Portfolio reserves were established with respect to the portion of the Company's business for which case reserves were not established.

        Portfolio reserves were not established based on a specific event. Instead, they were calculated by aggregating the portfolio reserve calculated for each individual transaction. Individual transaction reserves were calculated on a quarterly basis by multiplying the par in-force by the product of the ultimate loss and earning factors without regard to discounting. The ultimate loss factor was defined as the frequency of loss multiplied by the severity of loss, where the frequency was defined as the probability of default for each individual issue. The earning factor was inception to date earned premium divided by the estimated ultimate written premium for each transaction. The probability of

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

default was estimated from rating agency data and was based on the transaction's credit rating, industry sector and time until maturity. The severity was defined as the complement of recovery/salvage rates gathered by the rating agencies of defaulting issues and was based on the industry sector.

        Portfolio reserves were recorded gross of reinsurance. The Company did not cede any of these amounts under these reinsurance contracts, as the Company's recorded portfolio reserves did not exceed the Company's contractual retentions, required by said contracts.

        The Company recorded an incurred loss that was reflected in the consolidated statements of operations upon the establishment of portfolio reserves. When the Company initially recorded a case reserve, the Company reclassified the corresponding portfolio reserve already recorded for that credit within the consolidated balance sheets. The difference between the initially recorded case reserve and the reclassified portfolio reserve was recorded as a charge in the Company's consolidated statements of operations. Any subsequent change in portfolio reserves or the initial case reserves was recorded quarterly as a charge or credit in the Company's consolidated statements of operations in the period such estimates changed.

Other Segment

        The Company also records IBNR reserves for its other segment. IBNR is an estimate of losses for which the insured event has occurred but the claim has not yet been reported to the Company. In establishing IBNR, the Company uses traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. The Company records IBNR for trade credit reinsurance within its other segment, which is 100% reinsured. The other segment represents lines of business that the Company exited or sold as part of AGL's IPO.

Salvage and Subrogation Recoverable

        When the Company becomes entitled to the underlying collateral (generally a future stream of cash flows or pool assets) of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated recoveries from disputed claim payments on contractual grounds, it reduces the corresponding loss reserve for a particular financial guaranty insurance policy for the estimated salvage and subrogation. If the expected salvage and subrogation exceeds the estimated expected loss for a policy, such amounts are recorded as a salvage and subrogation recoverable asset in the Company's balances sheets.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

Credit Derivatives

        The Company also has a portfolio of financial guaranty contracts written in credit derivative form (primarily CDS) that meet the definition of a derivative under existing GAAP guidance. It considers these agreements to be a normal part of its financial guaranty business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives." See Note 6.

Income Taxes

        AGC and its U.K. subsidiary AGUK are subject to U.S. and U.K. income tax. The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Such temporary differences relate principally to DAC, reserves for losses and LAE, unearned premium reserves, unrealized gains and losses on investments, unrealized gains and losses on credit derivatives and statutory contingency reserves. A valuation allowance is recorded to reduce the deferred tax asset to that amount that is more likely than not to be realized. Deferred taxes are also provided for purchase accounting adjustments.

        Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in other assets.

        The Company recognizes tax benefits only if a tax position is "more likely than not" to prevail.

Share-Based Compensation

        Compensation expense includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with accounting guidance in effect at that time, and (b) compensation expense for all share-based payments granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with accounting guidance adopted January 1, 2006. See Note 18 for further discussion regarding the methodology utilized in recognizing share-based compensation expense.

Variable Interest Entities and Special Purpose Entities

Variable Interest Entities

        The Company provides financial guaranties with respect to debt obligations of SPEs, including variable interest entities ("VIEs"). The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are over-collateralization, first loss protection (or subordination) and excess spread. In the case of over-collateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

layer of losses of multiple obligations issued by SPEs, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to SPEs, including VIEs, generate interest cash flows that are in excess of the interest payments on the debt issued by the SPE. Such excess spread is typically distributed through the transaction's cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the SPE (thereby, creating additional over-collateralization), or distributed to equity or other investors in the transaction.

        There are two different accounting frameworks applicable to SPEs; the qualifying SPE ("QSPE") framework and the VIE framework. The applicable framework depends on the nature of the entity and the Company's relation to that entity.

        The QSPE framework is applicable when an entity transfers or sells financial assets to an SPE meeting certain criteria prescribed under GAAP. These criteria are designed to ensure that the activities of the entity are essentially predetermined in their entirety at the inception of the vehicle; decision making is limited and restricted to certain events, and that the transferor of the financial assets cannot exercise control over the entity and the assets therein. Entities meeting these criteria are not consolidated by the transferor or other counterparty, as long as the entity does not have the unilateral ability to liquidate or to cause it to no longer meet the QSPE criteria. SPEs meeting all the criteria for a QSPE are not within the scope of the VIE framework's authoritative GAAP guidance and, as a result do not need to be assessed for consolidation.

        When the SPE does not meet the QSPE criteria, consolidation is assessed. A VIE

  (a)
  lacks enough equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties,

  (b)
  has equity owners that lack the right to make significant decisions affecting the entity's operations, and

  (c)
  has equity owners that do not have an obligation to absorb or the right to receive the entity's losses or returns. GAAP requires a variable interest holder (e.g., an investor in the entity or a financial guarantor) to consolidate that VIE if that holder will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both.

        The Company determines whether it is the primary beneficiary (i.e., the variable interest holder required to consolidate the VIE) of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. The Company performs a quantitative analysis when qualitative analysis is not conclusive.

Qualifying Special Purpose Entities

        The Company has issued financial guaranties on financial assets that were transferred into SPEs for which the business purpose of those SPEs was to provide financial guaranty clients with funding for their debt obligations. These entities met the characteristics of a QSPE. QSPEs are not consolidated in the Company's financial statements. The Company's QSPEs are legal entities that are demonstrably distinct from the Company, and neither the Company, nor its affiliates or its agents, can unilaterally

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

2. Summary of Significant Accounting Policies (Continued)

dissolve the QSPE. The permitted activities of these QSPEs are contractually limited to purchasing assets, issuing notes to fund such purchases and related administrative services. Pursuant to the terms of the Company's policies, insurance premiums are paid to the Company by the QSPEs and are earned in a manner consistent with other insurance policies (i.e., over the risk period). Any losses incurred would be included in the Company's consolidated statements of operations. See Note 3 for an explanation of changes in accounting for QSPEs.

3. Recent Accounting Pronouncements under Evaluation

        In June 2009, the FASB issued new guidance that changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This new guidance will require a company to provide additional disclosures about its involvement with VIEs and any significant changes in risk exposure due to that involvement and will become effective for the Company's fiscal year beginning January 1, 2010. The Company is currently evaluating the effect the adoption of this new guidance will have on its consolidated financial statements. Management believes that it is reasonably likely that the adoption of this new guidance will increase the amount of VIE assets and liabilities consolidated in the Company's financial statements but that there will be no effect on the Company's liquidity.

4. Financial Guaranty Contracts Accounted for as Insurance Contracts

Since January 1, 2009

        Effective January 1, 2009, the Company adopted FASB's new guidance on accounting for financial guaranty contracts which clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, and expands the disclosures about the insurance enterprise's risk management activities. The guidance has been applied to all existing financial guaranty insurance and reinsurance contracts written by the Company except for financial guaranty contracts considered derivatives under other authoritative accounting literature. The accounting changes prescribed by the statement were recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2009.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The impact of adopting the new guidance on the Company's consolidated balance sheet was as follows:

	December 31, 2008 As reported	Transition Adjustment	January 1, 2009
	(in thousands)
ASSETS:
Deferred acquisition costs	$78,989	$(25,159)	$53,830
Ceded unearned premium reserve	206,453	128,505	334,958
Reinsurance recoverable on ceded paid and unpaid losses	22,014	10,020	32,034
Premiums receivable, net of ceding commissions payable	12,445	360,483	372,928
Deferred tax asset, net	110,336	(5,277)	105,059
Salvage recoverable	70,884	5,812	76,696
Total assets	2,454,470	474,384	2,928,854
LIABILITIES AND SHAREHOLDER'S EQUITY:
Unearned premium reserves	$707,957	$368,013	$1,075,970
Loss and loss adjustment expense reserves	133,710	4,205	137,915
Reinsurance balances payable, net	23,725	92,365	116,090
Total liabilities	1,408,444	464,583	1,873,027
Retained earnings	561,598	9,801	571,399
Total shareholder's equity	1,046,026	9,801	1,055,827
Total liabilities and shareholder's equity	2,454,470	474,384	2,928,854

        A summary of the effects on the consolidated balance sheet amounts above is as follows:

  •
  DAC is decreased to reflect commissions on future installment premiums related to ceded reinsurance policies.

  •
  Premium receivable, net of ceding commissions payable increased to reflect the recording of the net present value of future installment premiums discounted at a risk-free rate. Reinsurance balances payable increased correspondingly for those amounts ceded to reinsurers.

  •
  Unearned premium reserve increased to reflect the recording of the net present value of future installment premiums discounted at a risk-free rate and the change in the premium earnings methodology to the effective yield method proscribed by the new guidance. Ceded unearned premium reserve increased correspondingly for those amounts ceded to reinsurers.

  •
  Loss and LAE reserve increased to reflect the release of the Company's portfolio reserves on fundamentally sound credits which was offset by an increase in case reserves calculated based on probability weighted cash flows discounted at a risk free rate instead of based on a single case best estimate reserve discounted at 6%. Reinsurance recoverable on ceded losses increased correspondingly. Salvage recoverable primarily increased to reflect the change in discount rates.

  •
  Deferred tax asset decreased to reflect the deferred tax effect of the above items.

  •
  Retained earnings as of January 1, 2009 increased to reflect the net effect of the above adjustments.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

2009 Information

        The following tables provide information for contracts accounted for as financial guaranty insurance contracts:

Expected Collections of Gross Premiums Receivable, Net of Ceding Commissions(1)

(in thousands)
2010 (January 1–March 31)	$22,829
2010 (April 1–June 30)	12,594
2010 (July 1–September 30)	10,792
2010 (October 1–December 31)	11,004
2011	39,610
2012	33,814
2013	30,981
2014	26,592
2015–2019	105,967
2020–2024	68,448
2025–2029	42,474
After 2029	42,061

Total expected collections	$447,166

(1)
Represents undiscounted value.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The following table provides a reconciliation of the beginning and ending balances of gross premium receivable net of ceding commission payable:

Gross Premium Receivable, Net of Ceding Commissions Roll Forward(1)

(in thousands)
Premium receivable, net at January 1	$372,928
Premiums written, net	594,031
Premium payments received, net	(601,485)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(29,387)
Accretion of the premium receivable discount	9,347
Foreign exchange rate changes	6,818
Other adjustments	(784)

Premium receivable, net at December 31	$351,468

(1)
The "accretion of premium receivable discount" is included in earned premium in the Company's consolidated statements of operations. The above amounts are presented net of applicable ceding commissions on assumed business.

Selected Information for Policies Paid in Installments

December 31,2009
(dollars in thousands)
Premiums receivable, net of ceding commission payable	$351,468
Unearned premium reserve	344,433
Accretion of discount on premium receivable, net of accretion on ceding company payable	9,347
Weighted-average risk-free rate to discount premiums	3.1%
Weighted-average period of premiums receivable (in years)	9.1

        The following table presents the components of net premiums earned.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

Net Earned Premiums and Accretion

	For the year ended December 31,
	2009	2008	2007
	(in thousands)
Net earned premiums	$78,718	$77,638	$48,940
Acceleration of premium earnings(1)	53,760	14,360	9,777
Accretion of discount on premium receivable	6,260	—	—

Total net earned premium	$138,738	$91,998	$58,717

(1)
Reflects the unscheduled pre-payment or refundings of underlying insured obligations

        In the Company's assumed businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarter and the end of each year. A portion of the premiums must be estimated because some of the Company's ceding companies report premium data between 30 and 90 days after the end of the reporting period. Earned premium reported in the Company's consolidated statements of operations are based upon reports received from ceding companies supplemented by the Company's own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

        Acquisition costs deferred and the related amortization charged to expense are as follows:

Rollforward of Deferred Acquisition Costs

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Balance, beginning of period	$78,989	$78,910	$70,307
Change in accounting	(25,159)	—	—
Costs deferred during the period:
Ceded and assumed commissions	(31,273)	(37,679)	(9,203)
Premium taxes	14,242	14,036	4,023
Compensation and other acquisition costs	25,694	31,827	28,425

Total	8,663	8,184	23,245
Costs amortized during the period	(6,701)	(18,567)	(14,441)
Foreign exchange translation	(10,440)	9,594	(266)
Other	(190)	868	65

Balance, end of period	$45,162	$78,989	$78,910

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The following table provides a schedule of how the Company's financial guaranty net unearned premiums and expected losses expense are expected to run off in the consolidated statements of operations:

Expected Financial Guaranty Net Present Value Earned Premium and
Present Value Net Loss to be Expensed

	As of December 31, 2009
	Expected PV Net Earned Premium	Expected PV Net Loss to be Expensed(1)	Net
	(in thousands)
2010 (January 1–March 31)	$19,335	$667	$18,668
2010 (April 1–June 30)	20,949	666	20,283
2010 (July 1–September 30)	20,369	609	19,760
2010 (October 1–December 31)	17,747	566	17,181
2011	74,717	2,084	72,633
2012	68,612	1,825	66,787
2013	64,341	1,626	62,715
2014	60,206	1,269	58,937
2015–2019	249,439	4,355	245,084
2020–2024	176,941	1,636	175,305
2025–2029	118,031	944	117,087
After 2029	125,621	1,244	124,377

Total	$1,016,308	$17,491	$998,817

(1)
Represents the amount of expected loss in unearned premium reserve

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The following table presents a rollforward of the expected loss and LAE since January 1, 2009.

Financial Guaranty Insurance Net Expected Loss and Loss Adjustment Expense Rollforward by Sector(1)

	Loss and LAE Reserve as of December 31, 2008	Change in Accounting(2)	Expected loss at January 1, 2009	Change in Expected Losses	Less: Paid Losses	Expected Losses as of December 31, 2009
	(in thousands)
First Lien
Prime First lien	$1,313	$(1,313)	$—	$1	$(1)	$—
Alt-A First lien	3,123	5,092	8,215	13,276	(877)	20,614
Alt-A Options ARM	2,203	7,129	9,332	8,140	(73)	17,399
Subprime	12,921	(5,706)	7,215	10,712	(1,013)	16,914

Total First Lien	19,560	5,202	24,762	32,129	(1,964)	54,927
Second Lien
Closed end second lien	32,077	—	32,077	38,382	(53,069)	17,390
Home Equity Lines of Credit ("HELOCs")	(36,710)	(9,142)	(45,852)	70,035	(131,676)	(107,493)

Total Second Lien	(4,633)	(9,142)	(13,775)	108,417	(184,745)	(90,103)

Total US RMBS	14,927	(3,940)	10,987	140,546	(186,709)	(35,176)
Other structured finance	15,558	280	15,838	6,450	(2,612)	19,676
Public Finance	18,931	2,917	21,848	49,801	(15,851)	55,798

Total	$49,416	$(743)	$48,673	$196,797	$(205,172)	$40,298

(1)
Net of present value of future expected recoveries.

(2)
Change in accounting for financial guaranty contracts related to the adoption of a new financial guaranty insurance accounting standard effective January 1, 2009.

        Loss and LAE reserve and expected loss to be paid in the table above represents the present value of losses to be paid net of expected salvage and subrogation and reinsurance cessions.

Significant Risk Management Activities

        The Risk Oversight Committee and the Audit Committee of the Board of Directors of AGL oversee Assured Guaranty's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. As part of its risk management strategy, the Company may seek to obtain third party reinsurance or retrocessions and may also periodically enter into other arrangements to alleviate all or a portion of certain risks.

        Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio, including exposures in both the financial guaranty direct and

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

financial guaranty reinsurance segments. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

        The Workout Committee receives reports from Risk Management and Surveillance personnel on transactions that might benefit from active loss mitigation and develops and approves loss mitigation strategies for those transactions. The Company's Workout personnel work together with the Company's Surveillance personnel to develop and implement loss mitigation strategies. For RMBS transactions, this may include enforcing its right to require that sellers or originators repurchase loans from RMBS transactions if the seller or originator has breached its representations and warranties regarding that loan; negotiating settlements; making open market purchases of securities that it has insured; overseeing servicers of RMBS transactions and working with them to enhance their performance; and pursuing litigation.

        The Company segregates its insured portfolio of investment grade ("IG") and below investment grade ("BIG") risks into surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG credits include all credits internally rated lower than BBB-. The Company's internal credit ratings are based on the Company's internal assessment of the likelihood of default. The Company's internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

        The Company monitors its IG credits to determine whether any new credits need to be internally downgraded to BIG. Quarterly procedures include qualitative and quantitative analysis of the Company's insured portfolio to identify potential new BIG credits. The Company refreshes its internal credit ratings on individual credits in cycles based on the Company's view of the credit's quality, loss potential, volatility and sector. Ratings on credits and in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. Credits identified through this process as BIG are subjected to further review by Surveillance personnel to determine the various probabilities of a loss. Surveillance personnel present analysis related to potential loss scenarios to the reserve committee. The reserve committee is composed of the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Chief Surveillance Officer of AGL and the Chief Actuary of the Company. The reserve committee establishes reserves for Assured Guaranty, taking into consideration the information provided by surveillance personnel.

Below Investment Grade Surveillance Categories

        Within the BIG category, the Company assigns each credit to one of three surveillance categories:

  •
  BIG Category 1: BIG transactions showing sufficient deterioration to make material losses possible, but for which expected losses do not exceed deferred premium revenue.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

    Non-investment grade transactions on which liquidity claims have been paid are in this category. Intense monitoring and intervention is employed, with internal credit ratings reviewed quarterly.

  •
  BIG Category 2: BIG transactions for which expected losses have been established but for which no unreimbursed claims have yet been paid. Intense monitoring and intervention is employed, with internal credit ratings reviewed quarterly.

  •
  BIG Category 3: BIG transactions for which expected losses have been established and on which unreimbursed claims have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains. Intense monitoring and intervention is employed, with internal credit ratings reviewed quarterly.

        The following table provides information on financial guaranty insurance and reinsurance contracts for contracts in a net loss position categorized BIG as of December 31, 2009:

Financial Guaranty BIG Transaction Loss Summary
December 31, 2009

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks	31	88	10	129
Remaining weighted-average contract period (in years)	11.1	4.5	12.9	9.5
Insured contractual payments outstanding:
Principal	$639	$1,070	$1,328	$3,037
Interest	259	188	389	836

Total	$898	$1,258	$1,717	$3,873

Gross expected cash outflows for loss and LAE	$—	$177.3	$700.3	$877.6
Less:
Gross potential recoveries(1)	0.1	33.5	592.9	626.5
Discount, net	—	68.3	136.2	204.5

Present value of expected cash flows for loss and LAE	(0.1)	75.5	(28.8)	46.6

Deferred premium revenue	$2.6	$5.1	$26.7	$34.4

Gross reserves (salvage) for loss and LAE reported in the balance sheet	$(0.3)	$69.7	$(50.3)	$19.1

Reinsurance recoverable (payable)	$—	$10.6	$(10.7)	$(0.1)

(1)
Includes estimated future recoveries for breaches of representations and warranties.

        The Company used weighted-average risk free rate ranging from 0.07% to 5.21% to discount reserves for loss and LAE as of December 31, 2009.

        The following table provides information on financial guaranty insurance and reinsurance contracts recorded as an asset on the consolidated balance sheets.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

Summary of Recoverables Recorded as Salvage and Subrogation

	As of December 31,
	2009	2008
	(in thousands)
Second Lien:
Closed end second lien	$91	$—
HELOC	168,359	61,550

Total Second Lien	168,450	61,550

Total US RMBS(1)	168,450	61,550
Other structured finance	993	1,587
Public Finance	474	7,747

Total	169,917	70,884
Less: Ceded salvage and subrogation(2)	55,384	2,557

Net recoverable	$114,533	$68,327

(1)
The salvage and subrogation recoverable for first lien transactions was $0 at both December 31, 2009 and 2008.

(2)
Recorded in "reinsurance balances payable, net" on the consolidated balance sheets.

        The increase in the salvage and subrogation recoverable is due primarily to the increase in estimated representation and warranty recoveries expected as loan reviews are completed and more information is gathered with respect to loans underlying insured HELOCs.

        The Company's gross LAE reserves for mitigating claim liabilities were $4.2 million and $0.8 million as of December 31, 2009 and 2008, respectively.

        Since the onset of the credit crisis in the fall of 2007 and the ensuing sharp recession, the Company has been intensely involved in risk management activities. Its most significant activities have centered on the residential mortgage sector, where the crisis began, but it is also active in other areas experiencing stress. Residential mortgage loans are loans secured by mortgages on one to four family homes. RMBS may be broadly divided into two categories: (1) first lien transactions, which are generally comprised of loans with mortgages that are senior to any other mortgages on the same property, and (2) second lien transactions, which are comprised of loans with mortgages that are often not senior to other mortgages, but rather are second in priority. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

Loss and Loss Adjustment Expenses (Recoveries)
By Type

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Financial Guaranty:
First Lien:
Prime First lien	$1	$2	$(1)
Alt-A First lien	13,171	5,074	252
Alt-A Options ARM	7,862	—	—
Subprime	10,417	7,707	2,090

Total First Lien	31,451	12,783	2,341
Second Lien:
Closed end second lien	38,511	45,771	106
HELOC	70,097	72,265	9,682

Total Second Lien	108,608	118,036	9,788

Total U.S. RMBS	140,059	130,819	12,129
Other structured finance	5,271	4,905	(16,426)
Public Finance	47,637	13,755	(11,078)

Total Financial Guaranty	192,967	149,479	(15,375)
Other	—	—	—

Total loss and LAE	$192,967	$149,479	$(15,375)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

Net Losses Paid(1)

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
First Lien:
Prime First lien	$1	$—	$—
Alt-A First lien	877	—	—
Alt-A Options ARM	73	—	—
Subprime	1,013	1,469	711

Total First Lien	1,964	1,469	711
Second Lien:
Closed end second lien	53,069	13,799	—
HELOC	131,676	119,642	145

Total Second Lien	184,745	133,441	145

Total US RMBS	186,709	134,910	856
Other structured finance	2,612	(3,609)	(8,324)
Public Finance	15,851	12,420	(4,299)

Total Financial Guaranty Direct and Reinsurance	$205,172	$143,721	$(11,767)

(1)
There were no losses paid in other segments for the years ended December 31, 2009, 2008 and 2007.

Financial Guaranty Insurance Exposure on U.S. RMBS Below Investment Grade Policies

	December 31, 2009
		BIG Net Par Outstanding
	Total Net Par Outstanding
		BIG 1	BIG 2	BIG 3	Total
	(in millions)
First Lien RMBS:
Prime First Lien	$176	$—	$25	$—	$25
Alt-A First lien	685	42	194	96	332
Alt-A Options ARM	299	113	185	—	298
Subprime	552	—	332	—	332
Second Lien RMBS:
Closed end second lien	273	102	39	95	236
HELOC	645	—	—	621	621

Total	$2,630	$257	$775	$812	$1,844

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

U.S. Second Lien RMBS: HELOCs and CES

        The Company insures two types of second lien RMBS, those secured by HELOCs and those secured by closed-end second ("CES") mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one-to-four family home is generally referred to as a CES. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company's most significant second lien exposure is to HELOCs originated and serviced by Countrywide.

        The performance of the Company's HELOC and CES exposures deteriorated beginning 2007 and throughout 2008 and 2009 and transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company's original underwriting expectations. In accordance with the Company's standard practices the Company evaluated the most current available information as part of its loss reserving process, including trends in delinquencies and charge-offs on the underlying loans and its experience in requiring providers of representations and warranties to purchase ineligible loans out of these transactions.

        The following table shows the Company's key assumptions used in its calculation of estimated expected losses for these types of policies as of December 31, 2009 and December 31, 2008:

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS

HELOC Key Variables	December 31, 2009	December 31, 2008
Plateau Conditional Default Rate (CDR)	14.8–32.3%	19.0–21.0%
Final CDR trended down to	0.5–2.2%	1.0%
Expected Period until Final CDR(1)	21 months	15 months
Initial Conditional Prepayment Rate (CPR)	4.8–14.9%	7.0–8.0%
Final CPR	10.0%	7.0–8.0%
Loss Severity	95%	100%
Future Repurchase of Ineligible Loans	$193.4 million	$49 million
Initial Draw Rate	0.4–0.7%	1.0–2.0%

Closed-End Second Liens Key Variables	December 31, 2009	December 31, 2008
Plateau CDR	34.0–36.0%	34.0–36.0%
Final CDR Rate trended down to	3.5–8.1%	3.4–3.6%
Expected Period until Final CDR achieved	21 months	24 months
Initial CPR	0.8–2.4%	7.0%
Final CPR	10.0%	7.0%
Loss Severity	95%	100%
Future Repurchase of Ineligible Loans	$64.2 million	—

(1)
Represents assumptions for most heavily weighted scenario.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The primary driver of the adverse development the Company has experienced related to its HELOC and CES exposure is the result of much higher total pool delinquencies than had been experienced historically. In order to project future defaults in each pool, a conditional default rate ("CDR") is applied each reporting period to various delinquency categories to calculate the projected losses to the pool. During the year ended December 31, 2009, the Company modified its calculation methodology for HELOC transactions from an approach that used an average of the prior six months' CDR to an approach that projects future CDR based on currently delinquent loans. This change was made due to the continued volatility in mortgage backed transactions. Management believes that this refinement in approach should prove to be more responsive to changes in CDR rates than the prior methodology. Under this methodology, current representative roll rates are used to estimate losses in the first five months from loans that are currently delinquent and then the CDR of the fifth month is held constant for a period of time. Taken together, the first five months of losses plus the period of time for which the CDR is held constant represent the stress period. Once the stress period has elapsed, the CDR is assumed to gradually trend down to its final CDR. In the base case as of December 31, 2009, the total time between the current period's CDR and the long-term assumed CDR used to project losses was 21 months. At the end of this period, the long-term steady CDRs modeled were between 0.5% and 2.2% for HELOC transactions and between 3.5% and 8.1% for CES transactions. The Company continued to assume an extended stress period based on transaction performance and the continued weakened overall economic environment.

        The assumption for the Conditional Prepayment Rate ("CPR"), which represents voluntary prepayments, follows a similar pattern to that of the CDR. The current CPR is assumed to continue for the stress period before gradually increasing to the final CPR, which is assumed to be 10% for both HELOC and CES transactions. This level is much higher than current rates but lower than the historical average, which reflects the Company's continued uncertainty about performance of the borrowers in these transactions. For HELOC transactions, the draw rate is assumed to decline from the current level to the final draw rate over a period of 4 months. The final draw rates were assumed to be between 0.3% and 0.5%.

        In 2009, the Company modeled and probability weighted three potential time periods over which an elevated CDR may potentially occur, one of which assumed a three month shorter period of elevated CDR and another of which assumed a three month longer period of elevated CDR than the most heavily weighted scenario described in the table above. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate all of the assumptions affecting its modeling results.

        Performance of the collateral underlying certain securitizations has substantially differed from the Company's original expectations. Employing several loan file diligence firms and law firms as well as internal resources, as of December 31, 2009 the Company had performed a detailed review of over 6,265 files, representing nearly $504 million in outstanding par of defaulted second lien loans underlying insured transactions, and identified a material number of defaulted loans that breach representations and warranties regarding the characteristics of the loans. The Company continues to

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

review new files as new loans default and as new loan files are made available to it. Following negotiation with the sellers and originators of the breaching loans, as of mid-October 2009 the Company had reached agreement to have $47.0 million of the second lien loans repurchased. The Company has included in its loss estimates for second liens as of December 31, 2009 an estimated benefit from repurchases of $257.6 million. The amount the Company ultimately recovers related to contractual representations and warranties is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and amount of loans determined to have breached representations and warranties and, potentially, negotiated settlements or litigation. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of representations and warranties the Company considered: the credit worthiness of the provider of representations and warranties, the number of breaches found on defaulted loans, the success rate resolving these breaches with the provider of the representations and warranty and the potential amount of time until the recovery is realized. This calculation involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of representations and warranties to the Company realizing very limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's reserve estimate. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases recoveries were limited to amounts paid or expected to be paid out by the Company.

        The ultimate performance of the Company's HELOC and CES transactions will depend on many factors, such as the level and timing of loan defaults, interest proceeds generated by the securitized loans, prepayment speeds and changes in home prices, as well as the levels of credit support built into each transaction. The ability and willingness of providers of representations and warranties to repurchase ineligible loans from the transactions will also have a material effect on the Company's ultimate loss on these transactions. Finally, other factors also may have a material impact upon the ultimate performance of each transaction, including the ability of the seller and servicer to fulfill all of their contractual obligations including any obligation to fund future draws on lines of credit. The variables affecting transaction performance are interrelated, difficult to predict and subject to considerable volatility. If actual results differ materially from any of the Company's assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

        The primary drivers of the Company's approach to modeling potential loss outcomes for transactions backed by second lien collateral are to assume a stressed CDR for a selected period of time and a constant 95% severity rate for the duration of the transaction. Sensitivities around the results of these transactions were modeled by varying the length of the stressed CDR, which corresponds to how long the Company assumes the second lien sector remains stressed before a recovery begins and it returns to the long term equilibrium that was modeled when the deal was underwritten. For HELOC and CES, extending the expected period until the CDR begins returning to its long term equilibrium by three months would result in an increase to expected loss of approximately $18.5 million for HELOC transactions and $5.1 million for CES transactions. Conversely shortening the time until the CDR begins to return to its long term equilibrium by three months decreases expected loss by approximately $17.4 million for HELOC transactions and $7.3 million for CES transactions.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

U.S. First Lien RMBS: Subprime, Alt-A, Option ARM and Prime

        First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting "Subprime RMBS" transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A RMBS." The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to "prime" quality borrowers that lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to negatively amortize the loan (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARMs." Finally, transactions may include loans made to prime borrowers.

        The problems affecting the subprime mortgage market have been widely reported, with rising delinquencies, defaults and foreclosures negatively impacting the performance of Subprime RMBS transactions. Those concerns relate primarily to Subprime RMBS issued in the period from 2005 through 2007. As of December 31, 2009, the Company had insured $551.9 million in net par of Subprime RMBS transactions, of which $508.2 million was in the financial guaranty direct segment. These transactions benefit from various structural protections, including credit enhancement that in the direct portfolio for the vintages 2005 through 2008 currently averages approximately 39.5% of the remaining insured balance. Of the total Subprime RMBS, $332.4 million was rated BIG by the Company as of December 31, 2009, with $332.2 million in net par rated BIG 2 or BIG 3.

        As has been reported, the problems affecting the subprime mortgage market are affecting Option ARM RMBS transactions, with rising delinquencies, defaults and foreclosures negatively impacting their performance. Those concerns relate primarily to Option ARM RMBS issued in the period from 2005 through 2007. As of December 31, 2009, the Company had insured $298.8 million in net par of Option ARM RMBS transactions, of which $297.7 million was in the financial guaranty direct segment. These transactions benefit from various structural protections, including credit enhancement that in the direct portfolio for the vintages 2005 through 2007 currently averages approximately 11.3% of the remaining insured balance. Of the Company's $298.8 million total Option ARM RMBS net insured par, $297.7 million was rated BIG by the Company as of December 31, 2009, with $184.6 million in net par rated BIG 2 or BIG 3. As of December 31, 2009 the Company had gross expected loss, prior to reinsurance or netting of unearned premium, in this sector of $20.8 million, and net reserves of $16.6 million.

        The factors affecting the subprime mortgage market are now affecting Alt-A RMBS transactions, with rising delinquencies, defaults and foreclosures negatively impacting their performance. Those concerns relate primarily to Alt-A RMBS issued in the period from 2005 through 2007. As of December 31, 2009, the Company had insured $685.2 million in net par of Alt-A RMBS transactions, of which $675.9 million was in the financial guaranty direct segment. These transactions benefit from various structural protections, including credit enhancement that in the direct portfolio for the vintages 2005 through 2007 currently averages approximately 6.3% of the remaining insured balance. Of the total Alt-A RMBS, $332.3 million was rated BIG by the Company as of December 31, 2009, with $290.2 million in net par rated BIG 2 or BIG 3. As of December 31, 2009 the Company had gross

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

expected loss, prior to reinsurance or netting of unearned premium, in this sector of $24.6 million, and net reserves of $19.7 million.

        The performance of the Company's first lien RMBS exposures deteriorated during 2007 and 2008 and the year ended December 31, 2009 and transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company's original underwriting expectations. Most of the projected losses in the first lien RMBS transactions are expected to come from mortgage loans that are currently delinquent, so an increase in delinquent loans beyond those expected last quarter is one of the primary drivers of loss development in this portfolio. Like many market participants, the Company applies a liquidation rate assumption to loans in various delinquency categories to determine what proportion of loans in those categories will eventually default.

        The following table shows the Company's liquidation assumptions for various delinquency categories as of December 31, 2009 and 2008. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations over two years:

	December 31, 2009	December 31, 2008
Current
Alt-A	N/A	12%
Option ARM	N/A	18
Subprime	N/A	25
30–59 Days Delinquent
Alt-A	50%	40
Option ARM	50	45
Subprime	45	40
60–89 Days Delinquent
Alt-A	65	65
Option ARM	65	70
Subprime	65	70
90 days—Bankruptcy
Alt-A	75	75–90
Option ARM	75	90
Subprime	70	90
Foreclosure
Alt-A	85	100
Option ARM	85	100
Subprime	85	100
Real estate owned
Alt-A	100	100
Option ARM	100	100
Subprime	100	100

N/A = not applicable

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        Another important driver of loss projections in this area is loss severities, i.e. the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historical highs, and the Company has been revising its assumptions to match experience. The Company is assuming that loss severities begin returning to more normal levels beginning in October 2010, reducing over two or four years to either 40% or 20 points (i.e. from 60% to 40%) below their initial levels, depending on the scenario.

        The following table shows the Company's initial loss severity assumptions as of December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
Alt-A	60%	50%
Option ARM	60%	55%
Subprime	70%	60%

        The primary driver of the adverse development related to first lien exposure, as was the case with the Company's second lien transactions, is the continued increase in delinquent mortgages. During the Third Quarter 2009, the Company modified its method of predicting losses from one where losses for both current and delinquent loans were projected using liquidation rates to a method where only the loss related to delinquent loans is calculated using liquidation rates, while losses from current loans are determined by applying a CDR trend. The Company made this change so that its methodology would be more responsive in reacting to the volatility in delinquency data. For delinquent loans, a liquidation rate is applied to loans in various stages of delinquency to determine the portion of loans in each delinquency category that will eventually default. Then, for each transaction, management calculates the constant CDR that, over the next 24 months, would be sufficient to produce the amount of losses that were calculated to emerge from the various delinquency categories. That CDR plateau is extended another three months, for a total of 27 months, in some scenarios. Each transaction's CDR is calculated to improve over 12 months to an intermediate CDR based upon its CDR plateau, then trail off to its final CDR. The intermediate CDRs modeled were between 0.3% and 3.6% for Alt-A first lien transactions, between 1.3% to 3.8% for Option ARM transactions and between 1.3% and 4.4% for Subprime transactions. The defaults resulting from the CDR after the 24 months represent the defaults that can be attributed to borrowers that are currently performing.

        The assumption for the CPR follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the stress period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. In 2009, the Company modeled and probability weighted four different scenarios with differing CDR curve shapes, loss severity development assumptions and voluntary prepayment assumptions.

        The performance of the collateral underlying certain of these securitizations has substantially differed from the Company's original expectations. The Company has included in its loss estimates for first lien an estimated benefit from repurchases of $25.1 million. The amount the Company ultimately recovers related to contractual representations and warranties is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and amount of loans determined to have

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

breached representations and warranties and, potentially, negotiated settlements or litigation. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of representations and warranties the Company considered: the credit worthiness of the provider of representations and warranties, the number of breaches found on defaulted loans, the success rate resolving these breaches with the provider of the representations and warranty and the potential amount of time until the recovery is realized. This calculation involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of representations and warranties to the Company realizing very limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's reserve estimate. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all recoveries were limited to amounts paid or expected to be paid out by the Company.

        The Company also insures one direct prime RMBS transaction rated BIG with a net outstanding par at December 31, 2009 of $25.2 million, which it models as an Alt-A transaction and on which it had gross expected loss, prior to reinsurance or netting of unearned premium, of $0.3 million, and net reserves of $0.1 million.

        The ultimate performance of the Company's First Lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the risk ratings of those transactions based on actual performance and management's estimates of future performance.

        The Company modeled sensitivities for first lien transactions by varying its assumptions of how fast an economic recovery was expected to occur. The primary variables that were varied when modeling sensitivities were the amount of time until the CDR returned to its modeled equilibrium, which was defined as 5% of the current CDR, and how quickly the stressed loss severity returned to its long term equilibrium, which was approximately a 20 point reduction in the current severity rate. In a stressed economic environment assuming a slow recovery rate in the performance of the CDR, where the CDR rate steps down in five increments over 11.3 years, and a 4 year period before severity rates return to their normalized rate, the reserves increase by $4.0 million for Alt-A transactions, $10.5 million for Option ARM transactions and $4.8 million for subprime transactions. Conversely, assuming a recovery in the performance of the CDR, whereby the CDR rates step down in two increments over 8.1 years, and a 3 year period before loss severity rates have returned to their normalized rates results in a reserve decrease of approximately $3.7 million for Alt-A transactions, $6.9 million for Option ARM transactions and $3.7 million for subprime transactions.

"XXX" Life Insurance Transactions

        The Company has insured $428.2 million of net par in "XXX" life insurance reserve securitization transactions based on discrete blocks of individual life insurance business. In these transactions the monies raised by the sale of the bonds insured by the Company are used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In order for the Company to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The Company's $428.2 million in net par of XXX Life Insurance transactions is entirely in the financial guaranty direct segment. Of the total, $248.2 million was rated BIG by the Company as of December 31, 2009, and corresponded to two transactions, classified as BIG 2 and BIG 3. These two XXX transactions had material amounts of their assets invested in U.S. RMBS transactions.

        Based on its analysis of the information currently available, including estimates of future investment performance provided by the current investment manager, projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2009, the Company's gross expected loss, prior to reinsurance or netting of unearned premium, for its two BIG XXX insurance transactions was $60.4 million and its net reserve was $11.3 million.

        On December 19, 2008, the Company sued J.P. Morgan Investment Management Inc. ("JPMIM"), the investment manager in one of the transactions, which relates to Orkney Re II p.l.c. ("Orkney Re II") in New York Supreme Court ("Court") alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. On January 28, 2010 the Court ruled against the Company on a motion to dismiss filed by JPMIM. The Company is preparing an appeal.

Public Finance Transactions

        Public finance net par outstanding represents 56% of total net par outstanding. Within the public finance category, $719 million was rated BIG. The largest BIG exposure is to a public finance transaction for sewer service in Jefferson County, Alabama. The Company's total exposure to this transaction is approximately $262.2 million of net par, of which $0 million is in the financial guaranty direct segment. The Company has made debt service payments during the year and expects to make additional payments in the near term. The Company is continuing its risk remediation efforts for this exposure.

Other Sectors and Transactions

        The Company continues to closely monitor other sectors and individual transactions it feels warrant the additional attention, including, as of December 31, 2009, its commercial mortgage exposure of $282.1 million of net par, of which $229.2 million was in the financial guaranty direct segment; its trust preferred securities collateralized debt obligations exposure of $735.2 million, of which $733.1 million was in the financial guaranty direct segment; and its U.S. health care exposure of $5.5 billion of net par, of which $4.6 billion was in the financial guaranty direct segment.

Prior to January 1, 2009

        The following table provides a reconciliation of the beginning and ending balances of reserves for losses and LAE for 2008 and 2007. In 2009, the majority of expected losses are embedded in unearned

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

premium reserve. See expected loss roll forward above for a roll forward of all financial guaranty contracts under the accounting guidance that became effective on January 1, 2009.

Loss and Loss Adjustment Expense Reserve

	Years Ended December 31,(1)
	2008	2007
	(in thousands)
Balance as of December 31	$70,411	$62,980
Less reinsurance recoverable	(20,478)	(8,615)

Net balance as of December 31	49,933	54,365
Transfers to case reserves from portfolio reserves	37,777	1,531
Incurred losses and LAE pertaining to case and IBNR reserves:
Current year	74,573	639
Prior years	73,250	(15,109)

Total	147,823	(14,470)
Transfers to case reserves from portfolio reserves	(37,777)	(1,531)
Incurred losses and LAE pertaining to portfolio reserves	1,656	(905)

Total losses and loss adjustment expenses (recoveries)	149,479	(15,375)
Loss and loss adjustment expenses (paid) and recovered pertaining to:
Current year	(29,766)	(194)
Prior years	(119,822)	12,172

Total loss and loss adjustment expenses (paid) recovered	(149,588)	11,978
Change in salvage recoverable, net	62,084	(1,001)
Foreign exchange (gain) loss on reserves	(212)	(34)

Net balance as of December 31	111,696	49,933
Plus reinsurance recoverable	22,014	20,478

Balance as of December 31	$133,710	$70,411

(1)
2008 and 2007 amounts include non financial guaranty loss reserves of $2.9 million and $5.6 million, respectively.

        The difference between the portfolio reserve transferred to case reserves and the ultimate case reserve recorded is included in 2008 and 2007 incurred amounts.

        The financial guaranty case basis reserves have been discounted using a rate of 6% in 2008 and 2007, resulting in a discount of $(19.1) million and $0.6 million, respectively.

        The unfavorable prior year development in 2008 of $73.3 million is primarily due to incurred losses related to our U.S. RMBS exposures as well as other real estate related exposures. Additionally, during 2008, case reserves were established for two public finance transactions.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

        The favorable prior year development in 2007 of $15.1 million is primarily due to $17.7 million of loss recoveries and increase in salvage reserves for aircraft-related transactions, reported to the Company by the Company's cedant. This was offset by unfavorable prior year development related to two subprime residential mortgage-backed and home equity transactions.

        The following table provides financial guaranty net par outstanding by credit monitoring category:

Closely Monitored Credit Categories
December 31, 2008

	Category 1	Category 2	Category 3	Category 4	Total
	(dollars in millions)
Number of policies	27	16	42	3	88
Remaining weighted-average contract period (in years)	5.9	10.8	10.7	7.4	9.7
Insured contractual payments outstanding:
Principal	$465.0	$332.2	$1,465.1	$9.2	$2,271.5
Interest	85.2	103.2	508.8	4.0	701.2

Total	$550.2	$435.4	$1,973.9	$13.2	$2,972.7

Gross reserves for loss and LAE	$0.2	$—	$111.7	$9.4	$121.3
Less:
Gross potential recoveries	—	—	—	—	—
Discount, net	—	—	30.5	0.4	30.9

Net reserves for loss and LAE	$0.2	$—	$81.2	$9.0	$90.4

Reinsurance recoverable	$—	$—	$—	$—	$—

Closely Monitored Credits

        Prior to January 1, 2009 the Company's surveillance department is responsible for monitoring our portfolio of credits and maintains a list of closely monitored credits ("CMC"). The closely monitored credits are divided into four categories:

  •
  Category 1 (low priority; fundamentally sound, greater than normal risk);

  •
  Category 2 (medium priority; weakening credit profile, may result in loss);

  •
  Category 3 (high priority; claim/default probable, case reserve established);

  •
  Category 4 (claim paid, case reserve established for future payments).

        The CMCs include all BIG exposures where there is a material amount of exposure (generally greater than $10.0 million) or a material risk of the Company incurring a loss greater than $0.5 million. The CMCs also included IG risks where credit quality is deteriorating and where, in the view of the Company, there is significant potential that the risk quality will fall BIG. As of December 31, 2008, the CMCs include approximately 99% of our BIG exposure, and the remaining BIG exposure of

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

4. Financial Guaranty Contracts Accounted for as Insurance Contracts (Continued)

$44.1 million is distributed across 50 different credits. Other than those excluded BIG credits, credits that are not included in the closely monitored credit list are categorized as fundamentally sound risks.

5. Goodwill

        In accordance with GAAP, the Company does not amortize goodwill, but instead is required to perform an impairment test annually or more frequently should circumstances warrant. The impairment test evaluates goodwill for recoverability by comparing the fair value of the Company's direct and reinsurance lines of business to their carrying value. If fair value is greater than carrying value then goodwill is deemed to be recoverable and there is no impairment. If fair value is less than carrying value then goodwill is deemed to be impaired and written down to an amount such that the fair value of the reporting unit is equal to the carrying value, but not less than $0. As part of the impairment test of goodwill, there are inherent assumptions and estimates used by management in developing discounted future cash flows related to the Company's direct and reinsurance lines of business that are subject to change based on future events.

        The Company reassessed the recoverability of goodwill in the third quarter of 2009 subsequent to the AGMH Acquisition by its parent, which provided the largest assumed book of business for AGC and its affiliates prior to the acquisition. As a result of the continued credit crisis, which has adversely affected the fair value of the Company's in-force policies, management determined that the full carrying value of $85.4 million of goodwill on its books prior to the AGMH Acquisition should be written off in the Third Quarter 2009. This charge does not have any adverse effect on the Company's debt agreements or its overall compliance with the covenants of its debt agreements.

6. Credit Derivatives

        Certain financial guaranty contracts written in credit derivative form, principally in the form of insured CDS contracts, have been deemed to meet the definition of a derivative under GAAP, which requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. GAAP requires companies to recognize freestanding or embedded derivatives relating to beneficial interests in securitized financial instruments. None of the Company's credit derivatives in the financial guaranty direct and reinsurance segments are in qualifying fair-value, cash flow or foreign currency hedging relationships and therefore all changes in fair value are recorded in the consolidated statements of operations.

        In general, the Company structures credit derivative transactions such that the circumstances giving rise to the Company's obligation to make loss payments is similar to that for financial guaranty contracts written in insurance form and only occurs as losses are realized on the underlying reference obligation. Nonetheless, credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. ("ISDA") documentation and operate differently from financial guaranty contracts written in insurance form. For example, the Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty contracts written in insurance form on a direct primary basis. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty contracts written in insurance form, has been generally for as long as the reference obligation remains outstanding, unlike those contracts, a credit derivative may be terminated for a breach of the ISDA

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

documentation or other specific events. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination.

        Some of the Company's CDS have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of its credit derivative contracts were terminated the Company could be required to make a termination payment as determined under the relevant documentation, although under certain documents, the Company may have the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of the Company. As of the date of this filing, if AGC's ratings were downgraded to levels between BBB or Baa2 and BB+ or Ba1, certain CDS counterparties could terminate certain CDS contracts covering approximately $6.0 billion par insured, compared to approximately $17.0 billion as of December 31, 2008. The Company does not believe that it can accurately estimate the termination payments it could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with the Company. These payments could have a material adverse effect on the Company's liquidity and financial condition.

        Under a limited number of other CDS contracts, the Company may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For certain of such contracts, this requirement is based on a mark-to-market valuation, as determined under the relevant documentation, in excess of contractual thresholds that decline if the Company's ratings decline. Under other contracts, the Company has negotiated caps such that the posting requirement cannot exceed a certain amount. As of December 31, 2009, without giving effect to thresholds that apply under current ratings, the amount of par that is subject to collateral posting is approximately $19.8 billion. Counterparties have agreed that for approximately $18.4 billion of that $19.8 billion, the maximum amount that the Company could be required to post at current ratings is $425 million; if AGC were downgraded to A- by S&P or A3 by Moody's, that maximum amount would be $475 million. As of December 31, 2009, the Company had posted approximately $648.7 million of collateral in respect of approximately $19.8 billion of par insured. The Company may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

        Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased as well as any contractual claim losses paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions (expense) income and realized gains or losses related to their early termination.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

        The following table disaggregates realized gains and other settlements on credit derivatives into its component parts for the years ended December 31, 2009, 2008 and 2007:

Realized Gains and Other Settlements on Credit Derivatives

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Net credit derivative premiums received and receivable	$80,694	$79,294	$49,643
Net credit derivative losses (paid and payable) recovered and recoverable	(3,620)	6	(6)
Ceding commissions received and receivable (paid and payable), net	8,247	8,608	4,125

Total realized gains and other settlements on credit derivatives	$85,321	$87,908	$53,762

        Changes in unrealized gains and losses on credit derivatives are reflected in the consolidated statements of operations in "net unrealized gains (losses) on credit derivatives." Cumulative unrealized losses, determined on a contract by contract basis, are reflected as either net assets or net liabilities in the Company's consolidated balance sheets. Unrealized gains and losses resulting from changes in the fair value of credit derivatives occur because of changes in interest rates, credit spreads, the credit ratings of the referenced entities and the issuing company's own credit rating and other market factors. Except for estimated credit impairments, the unrealized gains and losses on credit derivatives will reduce to zero as the exposure approaches its maturity date.

        The Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the value of the Company's contracts in principal markets. See Note 7. Inputs include expected contractual life and credit spreads, based on observable market indices and on recent pricing for similar contracts. Credit spreads capture the impact of recovery rates and performance of underlying assets, among other factors, on these contracts. The Company's pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company's own credit spread affects the pricing of its deals. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations.

        The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structure terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGC. As of December 31, 2009 the net credit liability included a reduction in the liability of $1.8 billion representing AGC's credit value adjustment. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Historically, the price of CDS traded on AGC moves directionally the same as general market spreads. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Effect of Company's Credit Spread on Credit Derivatives Fair Value

	As of December 31,
	2009	2008
	(dollars in millions)
Quoted price of CDS contract (in basis points)	634	1,775
Fair value of CDS contracts:
Before considering implication of the Company's credit spreads	$(2,630.2)	$(3,579.3)
After considering implication of the Company's credit spreads	$(824.7)	$(341.5)

        In 2009, AGC's credit spread narrowed, however it remained relatively wide compared to pre-2007 levels. Offsetting the benefit attributable to AGC's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market were primarily due to continuing market concerns over the most recent vintages of Subprime RMBS and trust-preferred securities.

        The 2008 gain included $3.2 billion associated with the change in AGC's credit spread, which widened substantially from 180 basis points at December 31, 2007 to 1,775 basis points at December 31, 2008. Management believed that the widening of AGC's credit spread was due to the correlation between AGC's risk profile and that experienced currently by the broader financial markets and increased demand for credit protection against AGC as the result of its increased business volume. Offsetting the gain attributable to the significant increase in AGC's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades, rather than from delinquencies or defaults on securities guaranteed by the Company. The higher credit spreads in the fixed income security market were due to the recent lack of liquidity in the high yield collateralized debt obligation ("CDOs") and collateralized loan obligation ("CLO") markets as well as continuing market concerns over the most recent vintages of subprime RMBS and commercial mortgage backed securities ("CMBS").

        The estimated remaining weighted average life of credit derivative exposure outstanding subject to derivative accounting rules was 8.0 years at December 31, 2009 and 6.8 years at December 31, 2008.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

        The components of the Company's net par outstanding and unrealized gain (loss) on credit derivatives as of and for the year ended December 31, 2009 are:

Net Par Outstanding on Credit Derivatives

	As of December 31,
	2009				2008
Asset Type	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding	Weighted Average Credit Rating(2)	Net Par Outstanding	Weighted Average Credit Rating(2)
	(dollars in millions)
Pooled corporate obligations:
CLOs/CBOs	35.4%	30.2%	$17,312	AAA	$17,919	AAA
Synthetic investment grade pooled corporate	30.0	29.4	1,647	AAA	1,825	AAA
Trust preferred securities	46.5	36.9	4,566	BB+	4,826	AA+
Market value CDOs of corporate obligations	38.8	39.0	3,002	AAA	3,012	AAA
Commercial Real Estate	—	—	—	—	651	AAA
CDO of CDOs (corporate)	—	—	—	—	55	AAA

Total pooled corporate obligations	37.4	32.3	26,527	AA+	28,288	AAA
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	20.3	22.0	4,320	BB	4,458	A+
Subprime First lien	27.6	52.4	3,782	A+	4,541	A-
Prime first lien	10.9	11.1	467	BB	560	AAA
CES and HELOCs	0.0	19.2	13	AA	17	AA

Total U.S. RMBS	22.9	34.6	8,582	BBB	9,576	AA
Commercial mortgage-backed securities	28.5	30.9	5,844	AAA	4,590	AAA
Other	—	—	7,255	AA	11,960	AA

Total			$48,208	AA	$54,414	AA+

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Represents the Company's internal rating, which is based on a rating scale similar to that used by the nationally recognized rating agencies.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

Change in Unrealized Gain (Loss) on Credit Derivatives

	Year Ended December 31,
Asset Type	2009	2008	2007
	(in millions)
Pooled corporate obligations:
CLOs/CBOs	$(58.5)	$211.5	$(159.9)
Synthetic investment grade pooled corporate	3.0	2.4	(7.1)
Trust preferred securities	(35.0)	7.0	(32.3)
Market value CDOs of corporate obligations	(5.1)	39.8	(30.4)
Commercial Real Estate	—	6.5	(5.2)
CDO of CDOs (corporate)	4.9	(2.6)	(3.1)

Total pooled corporate obligations	(90.7)	264.6	(238.0)
U.S. RMBS:
Alt-A Option ARMs and Alt-A First Lien	(333.8)	(143.0)	(7.5)
Subprime First lien	3.8	158.4	(184.8)
Prime first lien	(72.5)	4.8	(2.4)
CES and HELOCs	—	—	(0.2)

Total U.S. RMBS	(402.5)	20.2	(194.9)
Commercial mortgage-backed securities	(34.2)	63.0	(70.1)
Other	46.0	(221.8)	(13.4)

Total	$(481.4)	$126.0	$(516.4)

        Corporate CLOs, synthetic pooled corporate obligations, market value CDOs, and trust preferred securities ("TruPS"), which comprise the Company's pooled corporate exposures, include all U.S. structured finance pooled corporate obligations and international pooled corporate obligations. U.S. RMBS are comprised of prime and subprime U.S. mortgage-backed and home equity securities. CMBS are comprised of commercial U.S. structured finance and commercial international mortgage backed securities. "Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS and home equity securities, and pooled infrastructure securities.

        The Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and, except in the case of TruPS, industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure in the financial guaranty direct segment consists of CLOs or synthetic pooled corporate obligations. Most of these direct CLOs have an average obligor size of less than 1% and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

        The Company's TruPS CDO asset pools are generally less diversified by obligors and especially industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as trust preferred securities issued by banks, real estate

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

investment trusts ("REITs") and insurance companies, while CLOs typically contain primarily senior secured obligations. Finally, TruPS CDOs typically contain interest rate hedges that may complicate the cash flows. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

        The Company's exposure to "Other" CDS contracts is also highly diversified. It includes $2.5 billion of exposure to four pooled infrastructure transactions comprised of diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $4.8 billion of exposure in "Other" CDS contracts is comprised of numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS and home equity securities, infrastructure, regulated utilities and consumer receivables. Substantially all of this of exposure is rated IG and the weighted average credit rating is AA.

        The unrealized gain for the year ended December 31, 2009 on "Other" CDS contracts is primarily attributable to implied spreads narrowing during 2009 on a U.S. infrastructure transaction, a XXX life insurance securitization and a film securitization transaction.

        With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

        The Company's exposure to the mortgage industry is discussed in Note 4.

        The following tables present additional details about the Company's unrealized gain or loss on credit derivatives associated with RMBS by vintage and asset type as of and for the year ended December 31, 2009:

U.S. Residential Mortgage-Backed Securities

Vintage	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (dollars in millions)	Weighted Average Credit Rating(2)	Full Year 2009 Unrealized Gain (Loss) (dollars in millions)
2004 and Prior	6.1%	19.3%	$144	A+	$2.1
2005	26.9	56.8	2,780	AA-	(1.2)
2006	28.6	38.2	1,387	BBB	(7.4)
2007	19.2	20.0	4,271	BB-	(396.0)
2008	—	—	—	—	—
2009	—	—	—	—	—

Total	22.9%	34.6%	$8,582	BBB	$(402.5)

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Represents the Company's internal rating, which is based on a rating scale similar to that used by the nationally recognized rating agencies.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

6. Credit Derivatives (Continued)

        The following table presents additional details about the Company's unrealized gain or loss on credit derivatives associated with commercial mortgage-backed securities by vintage as of and for the year ended December 31, 2009:

Commercial Mortgage-Backed Securities

Vintage	Original Subordination(1)	Current Subordination(1)	Net Par Outstanding (dollars in millions)	Weighted Average Credit Rating(2)	Full Year 2009 Unrealized Gain (Loss) (dollars in millions)
2004 and Prior	28.1%	42.1%	$810	AAA	$(1.6)
2005	17.5	23.2	2,741	AAA	0.3
2006	26.2	27.1	1,705	AAA	(22.7)
2007	41.1	41.5	588	AAA	(10.2)
2008	—	—	—	—	—
2009	—	—	—	—	—

Total	28.5%	34.6%	$5,844	AAA	$(34.2)

(1)
Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)
Represents the Company's internal rating, which is based on a rating scale similar to that used by the nationally recognized rating agencies.

        The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes:

	As of December 31, 2009
Credit Spreads	Estimated Net Fair Value (Pre-Tax)	Estimated Pre-Tax Change in Gain /(Loss)
	(in millions)
100% widening in spreads	$(2,024.3)	$(1,199.6)
50% widening in spreads	(1,424.5)	(599.8)
25% widening in spreads	(1,124.6)	(299.9)
10% widening in spreads	(944.7)	(120.0)
Base Scenario	(824.7)	—
10% narrowing in spreads	(734.9)	89.8
25% narrowing in spreads	(601.3)	223.4
50% narrowing in spreads	(383.2)	441.5

(1)
Includes the effects of spreads on both the underlying asset classes and the Company's own credit spread.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments

        The carrying amount and estimated fair value of financial instruments are presented in the following table:

Fair Value of Financial Instruments

	As of December 31, 2009		As of December 31, 2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Fixed maturity securities	$2,045,211	$2,045,211	$1,511,329	$1,511,329
Short-term investments	802,567	802,567	109,986	109,986
Credit derivative assets	251,992	251,992	139,494	139,494
Committed capital securities, at fair value	3,987	3,987	51,062	51,062
Liabilities:
Financial guaranty insurance contracts(1)	801,320	1,061,330	707,957	739,117
Note payable to affiliate	300,000	300,000	—	—
Credit derivative liabilities	1,076,726	1,076,726	481,040	481,040
Off-Balance Sheet Instruments:
Financial guaranty contracts future installment premiums	—	—	—	190,970

(1)
Includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

Background

        Effective January 1, 2008, GAAP established a fair value framework for measuring fair value and expanded disclosures about fair value measurements. The framework applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

        The fair value framework defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on the market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e. the most advantageous market).

        A fair value hierarchy was also established based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. In accordance with GAAP, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

        Level 1—Quoted prices for identical instruments in active markets.

        Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

        Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

        An asset or liability's categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Financial Instruments Carried at Fair Value on a Recurring Basis

        The measurement provision of the fair value framework applies to both amounts recorded in the Company's financial statements and to disclosures. Amounts recorded at fair value in the Company's financial statements on a recurring basis are included in the tables below.

Fair Value Hierarchy of Financial Instruments
Recurring Basis
As of December 31, 2009

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$451.5	$—	$451.5	$—
Obligations of state and political subdivisions	1,059.1	—	1,059.1	—
Corporate securities	183.3	—	183.3	—
Mortgage-backed securities:
Residential mortgage-backed securities	190.6	—	190.6	—
Commercial mortgage-backed securities	64.3	—	64.3	—
Asset-backed securities	16.7	—	16.7	—
Foreign government securities	79.7	—	79.7	—
Short-term investments	802.6	43.2	759.4	—
Credit derivative assets	252.0	—	—	252.0
Committed capital securities, at fair value	4.0	—	4.0	—

Total assets	$3,103.8	$43.2	$2,808.6	$252.0

Liabilities:
Credit derivative liabilities	$1,076.7	$—	$—	$1,076.7

Total liabilities	$1,076.7	$—	$—	$1,076.7

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

Fair Value Hierarchy of Financial Instruments
Recurring Basis
As of December 31, 2008(1)

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$73.3	$—	$73.3	$—
Obligations of state and political subdivisions	1,114.4	—	1,114.4	—
Corporate securities	87.5	—	87.5	—
Mortgage-backed securities:
Residential mortgage-backed securities	85.9	—	85.9	—
Commercial mortgage-backed securities	68.1	—	68.1	—
Asset-backed securities	22.5	—	22.5	—
Foreign government securities	54.3	—	54.3	—
Preferred stock	5.3	—	5.3	—
Short-term investments	110.0	23.8	86.2	—
Credit derivative assets	139.5	—	—	139.5
Committed capital securities, at fair value	51.1	—	51.1	—

Total assets	$1,811.9	$23.8	$1,648.6	$139.5

Liabilities:
Credit derivative liabilities	$481.0	$—	$—	$481.0

Total liabilities	$481.0	$—	$—	$481.0

(1)
Reclassified to conform to the current period's presentation.

Fixed Maturity Securities and Short-term Investments

        The fair value of fixed maturity securities and short-term investments is determined using one of three different pricing services: pricing vendors, index providers or broker-dealer quotations. Pricing services for each sector of the market are determined based upon the provider's expertise.

        The Company's third-party accounting provider obtains prices from pricing services, index providers or broker-dealers. From time to time a pricing source may be updated to improve consistency of coverage and/or accuracy of prices. A pricing service is also used to obtain prices independent of the

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

third party accounting provider. The price provided by the accounting provider is used to price any security priced by both the accounting provider and the pricing service.

        Generally one price is obtained for each security. Where multiple prices are obtained, the accounting provider maintains a hierarchy by asset class to prioritize the pricing source to be used. The accounting provider performs daily and monthly controls to ensure completeness and accuracy of security prices, such as reviewing missing price or stale price data and day-over-day variance reports by asset class. The accounting provider maintains a valuation oversight committee that is required to approve all changes in pricing practices and policies.

        Fixed maturity securities are valued by broker-dealers, pricing services or index providers using standard market conventions. The market conventions utilize market quotations, market transactions in comparable instruments, and various relationships between instruments such as yield to maturity, dollar prices and spread prices in determining value. Generally, all of the Company's fixed maturity securities are priced using matrix pricing.

        Broker-dealer quotations obtained to price securities are generally considered to be indicative and are nonactionable (i.e. non-binding).

        The Company is provided with a pricing chart, which for each asset class provides the pricing source, pricing methodology and recommended fair value level in accordance with the fair value framework. The Company reviews the pricing source of each security each reporting period to determine the method of pricing and appropriateness of fair value level. The Company considers securities prices from pricing services, index providers or broker dealers to be Level 2 in the fair value hierarchy. Prices determined based upon model processes are considered to be Level 3 in the fair value hierarchy. No investments were classified as Level 3 as of or for the three- and year ended December 31, 2009.

        The Company did not make any internal adjustments to prices provided by its third party pricing service.

Committed Capital Securities

        The fair value of committed capital securities (the " CCS Securities") represents the difference between present value of remaining expected put option premium payments under AGC's CCS agreements and the value of such estimated payments based upon the quoted price for such premium payments as of the reporting dates (see Note 17). Changes in fair value of this financial instrument are included in the consolidated statements of operations. The significant market inputs used are observable, therefore, the Company classified this fair value measurement as Level 2.

Financial Guaranty Credit Derivatives Accounted for as Derivatives

        The Company's credit derivatives consist primarily of insured CDS contracts (see Note 6) most of which fall under derivative accounting guidance requiring fair value accounting through the consolidated statements of operations. The Company does not typically exit its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

terms and conditions similar to the credit derivative contracts issued by the Company. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. The Company accordingly believes the credit derivative valuations are in Level 3 in the fair value hierarchy discussed above.

        The fair value of the Company's credit derivative contracts represents the difference between the present value of remaining expected net premiums the Company receives for the credit protection and the estimated present value of premiums that a comparable credit-worthy financial guarantor would hypothetically charge the Company for the same protection at the balance sheet date. The fair value of the Company's credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company's own credit risk and remaining contractual cash flows.

        Market conditions at December 31, 2009 were such that market prices of the Company's CDS contracts were not generally available. Where market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs such as various market indices, credit spreads, the Company's own credit spread, and estimated contractual payments to estimate the portion of the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

        Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells for credit protection purposes, except under specific circumstances such as novations upon exiting a line of business. Because of these terms and conditions, the fair value of the Company's credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. The Company's models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

        Remaining contractual cash flows are the most readily observable variables since they are based on the CDS contractual terms. These variables include (i) net premiums received and receivable on written credit derivative contracts, (ii) net premiums paid and payable on purchased contracts, (iii) losses paid and payable to credit derivative contract counterparties and (iv) losses recovered and recoverable on purchased contracts.

        Valuation models include management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, performance of underlying assets, life of the instrument, and credit derivative exposure ceded under reinsurance agreements, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine its fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

experience may differ from the estimates reflected in the Company's consolidated financial statements and the differences may be material.

Assumptions and Inputs

        Listed below are various inputs and assumptions that are key to the establishment of the Company's fair value for CDS contracts.

        The key assumptions of the Company's internally developed model include the following:

  •
  Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate ("LIBOR"). Such pricing is well established by historical financial guaranty fees relative to capital market spreads as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

  •
  Gross spread on a financial guaranty written in CDS form is allocated among:

  1.
  the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction ("bank profit");

  2.
  premiums paid to the Company for the Company's credit protection provided ("net spread"); and

  3.
  the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company ("hedge cost").

        The premium the Company receives is referred to as the "net spread." The Company's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company's valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

        The Company determines the fair value of its CDS contracts by applying the net spread for the remaining duration of each contract to the notional value of its CDS contracts. To the extent available actual transactions executed in the accounting period are used to validate the model results and to explain the correlation between various market indices and indicative CDS market prices.

        The Company's fair value model inputs are gross spread, credit spreads on risks assumed and credit spreads on the Company's name.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

        Gross spread is an input into the Company's fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer risk at the reporting date. The Company's estimate of the fair value adjustment represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk from the Company on the current reporting date, on terms identical to the original contracts written by the Company and at the contractual premium for each individual credit derivative contract. This is an observable input that the Company obtains for deals it has closed or bid on in the market place.

        The Company obtains credit spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company's transactions) as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resembles the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. As discussed previously, these indices are adjusted to reflect the non-standard terms of the Company's CDS contracts. As of December 31, 2009, the Company obtained approximately 19% of its credit spread data, based on notional par outstanding, from sources published by third parties, while 81% was obtained from market sources or similar market indices. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants and or market traders whom are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

        For credit spreads on the Company's name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties.

Example

        The following is an example of how changes in gross spreads, the Company's own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

demand for its credit protection. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The Company premium received per annum (in bps)	40	22	10	2

        In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

        In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread.

        In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rate discounted at the corresponding LIBOR over the weighted average remaining life of the contract. The expected future cash flows for the Company's credit derivatives were discounted at rates ranging from 1.0% to 4.5% at December 31, 2009. The expected future cash flows for the Company's credit derivatives were discounted at rates ranging from 1.0% to 17.0% at December 31, 2008.

        The Company corroborates the assumptions in its fair value model, including the amount of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC's own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture for selling its protection.

        The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

        A credit derivative asset is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize an asset representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.

        To clarify, management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company's deals to establish historical price points in the hypothetical market that are used in the fair value calculation.

        The following spread hierarchy is utilized in determining which source of spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

  •
  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available, they are used).

  •
  Credit spreads are interpolated based upon market indices or deals priced or closed during a specific quarter within a specific asset class and specific rating.

  •
  Credit spreads provided by the counterparty of the CDS.

  •
  Credit spreads are extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

        Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company's objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

Information by Credit Spread Type

	As of December 31,
	2009	2008
Based on actual collateral specific spreads	9%	8%
Based on market indices	81%	78%
Provided by the CDS counterparty	10%	14%

Total	100%	100%

        The Company interpolates a curve based on the historical relationship between premium the Company receives when a financial guaranty contract written in CDS form is closed to the daily closing

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For specific transactions where no price quotes are available and credit spreads need to be extrapolated, an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company's spread hierarchy is chosen. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness. In addition, management compares the relative change experienced on published market indices for a specific asset class for reasonableness and accuracy.

Strengths and Weaknesses of Model

        The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

        The primary strengths of the Company's CDS modeling techniques are:

  •
  The model takes account of transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

  •
  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

  •
  The Company is able to use actual transactions to validate its model results and to explain the correlation between various market indices and indicative CDS market prices. Management first attempts to compare modeled values to premiums on deals the Company received on new deals written within the reporting period. If no new transactions were written for a particular asset type in the period or if the number of transactions is not reflective of a representative sample, management compares modeled results to premium bids offered by the Company to provide credit protection on new transactions within the reporting period, the premium the Company has received on historical transactions to provide credit protection in net tight and wide credit environments and/or the premium on transactions closed by other financial guaranty insurance companies during the reporting period.

  •
  The model is a well-documented, consistent approach to valuing positions that minimizes subjectivity. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

        The primary weaknesses of the Company's CDS modeling techniques are:

  •
  There is no exit market or actual exit transactions. Therefore the Company's exit market is a hypothetical one based on the Company's entry market.

  •
  There is a very limited market in which to verify the fair values developed by the Company's model.

  •
  At December 31, 2009 and 2008, the markets for the inputs to the model were highly illiquid, which impacts their reliability. However, the Company employs various procedures to corroborate the reasonableness of quotes received and calculated by the Company's internal valuation model, including comparing to other quotes received on similarly structured transactions, observed spreads on structured products with comparable underlying assets and, on a selective basis when possible, through second independent quotes on the same reference obligation.

  •
  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As of December 31, 2009 and 2008, these contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company's current credit standing.

Financial Instruments Carried at Fair Value on a Non-recurring Basis

Level 3 Instruments

        The table below presents a rollforward of the Company's credit derivatives whose fair value included significant unobservable inputs (Level 3) during the years ended December 31, 2009 and 2008.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

7. Fair Value of Financial Instruments (Continued)

Fair Value Level 3 Rollforward
Credit Derivative Asset (Liability), net

	Year Ended December 31,
	2009	2008
	(in thousands)
Beginning Balance, December 31, 2008	$(341,546)	$(469,310)
Total gains or losses realized and unrealized
Unrealized gains (losses) on credit derivatives	(481,381)	126,027
Realized gains and other settlements on credit derivatives	85,321	87,908
Current period net effect of purchases, settlements and other activity included in unrealized portion of beginning balance	(87,128)	(86,171)

Ending Balance, December 31, 2009	$(824,734)	$(341,546)

Change in unrealized gains (losses) on credit derivatives still held at the reporting date	$(490,427)	$141,949

Unearned Premium Reserve

        The fair value of the Company's unearned premium reserve was based on management's estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company's in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses and ceding commissions. The significant inputs for stressed losses and ceding commissions were not readily observable inputs. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

        The fair value of the Company's note payable to affiliate approximates its carrying value as of December 31, 2009. The Company classified this fair value measurement as Level 3.

Future Installment Premiums

        As described in Note 4, effective January 1, 2009, future installment premiums are included in the unearned premium reserves for contracts written in financial guaranty form. See "Unearned Premium Reserve" section above for additional information.

        Prior to January 1, 2009, future installment premiums were not recorded in the Company's financial statements. The fair value of the Company's installment premiums was derived by calculating the present value of the estimated future cash flow stream for financial guaranty installment premiums discounted at 6.0%. The significant inputs used to fair value this item were observable. The Company accordingly classified this fair value measurement as Level 2.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

8. Investment Portfolio

        The following table summarizes the Company's aggregate investment portfolio:

Investment Portfolio by Security Type

	As of December 31, 2009
Investments Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	OTTI in OCI	Weighted Average of Credit Quality
		(dollars in thousands)
Fixed maturity securities
U.S. government and agencies	16%	$445,714	$6,590	$(776)	$451,528	—	AAA
Obligations of state and political subdivisions	36	1,018,185	44,738	(3,868)	1,059,055	—	AA
Corporate securities	6	182,153	3,004	(1,869)	183,288	—	A+
Mortgage-backed securities(3):
Residential mortgage-backed securities	7	197,558	—	(6,993)	190,565	539	AA-
Commercial mortgage-backed securities	2	65,173	771	(1,602)	64,342	1,183	AA+
Asset-backed securities	1	16,827	—	(75)	16,752	—	AAA
Foreign government securities	3	77,096	2,851	(266)	79,681	—	AAA
Preferred stock	—	—	—	—	—	—	—

Total fixed maturity securities	71	2,002,706	57,954	(15,449)	2,045,211	1,722	AA
Short-term investments	29	802,567	—	—	802,567	—	AAA

Total investments	100%	$2,805,273	$57,954	$(15,449)	$2,847,778	$1,722	AA+

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

8. Investment Portfolio (Continued)

	As of December 31, 2008(2)
Investments Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average of Credit Quality
		(dollars in thousands)
Fixed maturity securities
U.S. government and agencies	4%	$63,788	$9,518	$—	$73,306	AAA
Obligations of state and political subdivisions	69	1,126,770	31,306	(43,639)	1,114,437	AA-
Corporate securities	5	89,209	2,129	(3,874)	87,464	A+
Mortgage-backed securities(3):
Residential mortgage-backed securities	5	83,919	2,566	(565)	85,920	AAA
Commercial mortgage-backed securities	5	78,443	—	(10,286)	68,157	AAA
Asset-backed securities	2	24,308	—	(1,826)	22,482	AAA
Foreign government securities	3	50,182	4,116	—	54,298	AAA
Preferred stock	0	5,375	—	(110)	5,265	A-

Total fixed maturity securities	93	1,521,994	49,635	(60,300)	1,511,329	AA
Short-term investments	7	109,986	—	—	109,986	AAA

Total investments	100%	$1,631,980	$49,635	$(60,300)	$1,621,315	AA

(1)
Based on amortized cost.

(2)
Reclassified to conform to the current period's presentation.

(3)
As of December 31, 2009 and December 31, 2008, respectively, approximately 61% and 51% of the Company's total mortgage backed securities were government agency obligations.

        Ratings in the table above represent the lower of the Moody's and S&P classifications. The Company's portfolio is comprised primarily of high-quality, liquid instruments. The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions.

        The amortized cost and estimated fair value of available-for-sale fixed maturity securities as of December 31, 2009 are shown below, by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

8. Investment Portfolio (Continued)

Distribution of Fixed-Income Securities in the Investment Portfolio
by Contractual Maturity

	As of December 31, 2009
	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$8,320	$8,539
Due after one year through five years	635,033	640,869
Due after five years through ten years	279,057	293,635
Due after ten years	817,565	847,261
Mortgage-backed securities:
Residential mortgage-backed securities	197,558	190,565
Commercial mortgage-backed securities	65,173	64,342

Total	$2,002,706	$2,045,211

        Proceeds from the sale of available-for-sale fixed maturity securities were $594.0 million, $207.2 million and $256.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Net Investment Income

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Income from fixed maturity securities	$77,483	$72,335	$62,222
Income from short-term investments	802	2,350	2,165

Gross investment income	78,285	74,685	64,387
Investment expenses	(1,669)	(1,518)	(1,237)

Net investment income	$76,616	$73,167	$63,150

        Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts of $8.0 million and $18.7 million as of December 31, 2009 and December 31, 2008, respectively, for the benefit of reinsured companies and for the protection of policyholders.

        Under certain derivative contracts, the Company is required to post eligible securities as collateral, generally cash or U.S. government or agency securities. The need to post collateral under these transactions is generally based on mark-to-market valuation in excess of contractual thresholds. The fair market value of the Company's pledged securities totaled $648.7 million and $134.2 million as of December 31, 2009 and December 31, 2008, respectively.

        The Company is not exposed to significant concentrations of credit risk within its investment portfolio.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

8. Investment Portfolio (Continued)

        No material investments of the Company were non-income producing for the years ended December 31, 2009, 2008 and 2007, respectively.

Other-Than Temporary Impairment

        The following table presents the roll-forward of the credit loss component of the amortized cost of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Rollforward of Credit Losses in the Investment Portfolio

Year Ended December 31, 2009
(in thousands)
Balance, beginning April 1, 2009(1)	$28
Additions for credit losses on securities for which an OTTI was not previously recognized	1,642
Reductions for securities sold during the period	(110)
Additions for credit losses on securities for which an OTTI was previously recognized	334
Reductions for credit losses now recognized in earnings due to intention to sell the security	(252)

Balance, end of period	$1,642

(1)
The Company adopted new GAAP guidance on April 1, 2009, which prescribed bifurcation of credit and non-credit related OTTI in realized loss and OCI, respectively.

        As of December 31, 2009, OCI included an after-tax loss of $1.1 million for securities for which the Company had recognized OTTI and a gain of $28.7 million for securities for which the Company had not recognized OTTI.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

8. Investment Portfolio (Continued)

        The following tables summarize, for all securities in an unrealized loss position as of December 31, 2009 and December 31, 2008, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Gross Unrealized Loss by Length of Time

	As of December 31, 2009
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$96.7	$(0.8)	$—	$—	$96.7	$(0.8)
Obligations of state and political subdivisions	111.5	(1.7)	48.8	(2.2)	160.3	(3.9)
Corporate securities	121.6	(1.7)	1.7	(0.2)	123.3	(1.9)
Mortgage-backed securities:
Residential mortgage-backed securities	183.7	(7.0)	—	—	183.7	(7.0)
Commercial mortgage-backed securities	23.0	(1.1)	12.0	(0.5)	35.0	(1.6)
Asset-backed securities	16.6	(0.1)	—	—	16.6	(0.1)
Foreign government securities	24.0	(0.2)	—	—	24.0	(0.2)
Preferred stock	—	—	—	—	—	—

Total	$577.1	$(12.6)	$62.5	$(2.9)	$639.6	$(15.5)

Number of securities		80		12		92

Number of securities with OTTI		5		—		5

	As of December 31, 2008(1)
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	429.3	(24.6)	116.5	(19.0)	545.8	(43.6)
Corporate securities	29.4	(3.1)	5.3	(0.8)	34.7	(3.9)
Mortgage-backed securities
Residential mortgage-backed securities	2.1	(0.5)	2.2	(0.1)	4.3	(0.6)
Commercial mortgage-backed securities	53.8	(10.3)	—	—	53.8	(10.3)
Asset-backed securities	22.3	(1.8)	—	—	22.3	(1.8)
Foreign government securities	—	—	—	—	—	—
Preferred stock	5.3	(0.1)	—	—	5.3	(0.1)

Total	$542.2	$(40.4)	$124.0	$(19.9)	$666.2	$(60.3)

Number of securities		102		30		132

(1)
Reclassified to conform to the current period presentation.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

8. Investment Portfolio (Continued)

        The $44.8 million decrease in gross unrealized losses was primarily due to the reduction of unrealized losses attributable to municipal securities of $39.7 million, and, to a lesser extent, $8.7 million attributable to CMBS transactions and $2.0 million of losses attributable to corporate bonds. The decrease in unrealized losses was partially offset by a $6.4 million increase in gross unrealized losses in RMBS. The decrease in gross unrealized losses during 2009 was related to the recovery of liquidity in the financial markets, offset in part by a $8.9 million transition adjustment for a change in accounting on April 1, 2009 which required only the credit component of OTTI to be recorded in the consolidated statements of operations.

        Of the securities in an unrealized loss position for 12 months or more as of December 31, 2009, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2009 was $0.2 million. This unrealized loss is primarily attributable to the market illiquidity and volatility in the U.S. economy and not specific to individual issuer credit.

        The Company recognized $7.4 million of OTTI losses substantially related to mortgage-backed and corporate securities for the year ended December 31, 2009. The 2009 OTTI represents the sum of the credit component of the securities for which we determined the unrealized loss to be other-than-temporary and the entire unrealized loss related to securities the Company intends to sell. The Company continues to monitor the value of these investments. Future events may result in further impairment of the Company's investments. The Company recognized $15.0 million of OTTI substantially related to mortgage-backed and corporate securities for the year ended December 31, 2008 primarily due to the fact that it did not have the intent to hold these securities until there was a recovery in their value. The Company had no write downs of investments for OTTI for the year ended December 31, 2007. Prior to April 1, 2009, the entire unrealized loss on OTTI securities was recognized in the consolidated statements of operations. Subsequent to that date, only the credit component of the unrealized loss on OTTI securities was recognized in the consolidated statements of operations. The cumulative effect of this change in accounting was recorded as a reclassification from retained earnings to accumulated OCI.

Net Realized Investment Gains (Losses)

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Gains on investment portfolio	$17,492	$3,982	$456
Losses on investment portfolio	(7,058)	(3,669)	(934)
OTTI	(7,445)	(14,974)	—

Net realized investment (losses) gains on investment portfolio	$2,989	$(14,661)	$(478)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

9. Statutory Accounting Practices

        These consolidated financial statements are prepared on a GAAP basis, which differs in certain respects from accounting practices prescribed or permitted by the insurance regulatory authorities, including the Maryland Insurance Administration.

	Policyholders' Surplus As of December 31,		Net Income (Loss) Years Ended December 31,
	2009	2008	2009	2008	2007
	(in millions)
AGC.	$1,223.7	$378.1	$(243.1)	$27.7	$71.6

        AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC") and their respective Insurance Departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. There are no permitted accounting practices on a statutory basis.

        GAAP differs in certain significant respects from statutory accounting practices, applicable to insurance companies, that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

  •
  acquisition costs are charged to operations as incurred rather than over the period that related premiums are earned;

  •
  a contingency reserve is computed based on the following statutory requirements:

  1)
  for all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus

  2)
  for all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

  •
  certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carryback or if greater, the amount of deferred tax asset expected to be realized within one year of the balance sheet date;

  •
  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

  •
  bonds are generally carried at amortized cost rather than fair value;

  •
  VIEs and refinancing vehicles are not consolidated; and

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

9. Statutory Accounting Practices (Continued)

  •
  surplus notes are recognized as surplus rather than as a liability unless approved for repayment.

  •
  present value of expected losses are discounted 5% and recorded without consideration of the deferred premium revenue as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue. Also, losses are recorded based on the Company's best estimate rather than on probability weighted cash flows.

10. Outstanding Exposure

        The Company's insurance policies typically guarantee the scheduled payments of principal and interest on public finance and structured finance (including credit derivatives in the insured portfolio) obligations. The gross amount of financial guaranties in force (principal and interest) was $259.9 billion at December 31, 2009 and $225.2 billion at December 31, 2008. The net amount of financial guaranties in force was $186.6 billion at December 31, 2009 and $164.3 billion at December 31, 2008.

        The Company seeks to limit its exposure to losses from writing financial guaranties by underwriting obligations that are IG at inception, diversifying its portfolio and maintaining rigorous collateral requirements on structured finance obligations, as well as through reinsurance.

        Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities for structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations. For structured finance obligations, the full par outstanding for each insured risk is shown in the maturity category that corresponds to the final legal maturity of such risk:

Contractual Terms to Maturity of Net Par Outstanding of Financial Guaranty of Insured Obligations

	December 31, 2009
Terms to Maturity	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$10,264	$8,120	$18,384
5 to 10 years	12,251	11,230	23,481
10 to 15 years	12,715	10,060	22,775
15 to 20 years	13,259	1,112	14,371
20 years and above	24,209	27,248	51,457

Total	$72,698	$57,770	$130,468

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

10. Outstanding Exposure (Continued)

Contractual Terms to Maturity of Ceded Par Outstanding of Financial Guaranty of Insured Obligations

	December 31, 2009
Terms to Maturity	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$3,367	$3,137	$6,504
5 to 10 years	4,390	3,498	7,888
10 to 15 years	5,108	3,445	8,553
15 to 20 years	4,872	337	5,209
20 years and above	11,869	10,274	22,143

Total	$29,606	$20,691	$50,297

        The par outstanding of insured obligations in the public finance insured portfolio includes the following amounts by type of issue:

Summary of Public Finance Insured Portfolio

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Issues	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(in millions)
U.S.:
General obligation	$35,616	$11,877	$10,316	$2,715	$25,300	$9,162
Tax backed	16,409	12,060	4,114	2,644	12,295	9,416
Municipal utilities	12,825	7,833	3,288	1,632	9,537	6,201
Transportation	8,928	6,429	2,030	1,191	6,898	5,238
Healthcare	8,366	7,513	2,873	2,648	5,493	4,865
Higher education	4,846	2,633	1,346	570	3,500	2,063
Infrastructure finance	1,735	547	554	153	1,181	394
Investor-owned utilities	749	921	61	83	688	838
Housing	468	240	102	3	366	237
Other public finance—U.S.	2,583	2,253	718	487	1,865	1,766

Total public finance—U.S.	92,525	52,306	25,402	12,126	67,123	40,180
Non-U.S.:
Pooled infrastructure	4,684	685	2,169	167	2,515	518
Regulated utilities	2,533	4,036	1,375	2,480	1,158	1,556
Infrastructure finance	1,926	6,252	545	2,525	1,381	3,727
Other public finance—non-U.S.	636	—	115	—	521	—

Total public finance—non-U.S.	9,779	10,973	4,204	5,172	5,575	5,801

Total public finance obligations	$102,304	$63,279	$29,606	$17,298	$72,698	$45,981

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

10. Outstanding Exposure (Continued)

        The par outstanding of insured obligations in the structured finance insured portfolio includes the following amounts by type of collateral:

Summary of Structured Finance Insured Portfolio

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Collateral	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(in millions)
U.S.:
Pooled corporate obligations	$30,699	$35,298	$7,819	$9,064	$22,880	$26,234
Residential mortgage-backed and home equity	14,683	17,860	3,471	4,135	11,212	13,725
Commercial mortgage-backed securities	7,100	5,679	1,333	1,146	5,767	4,533
Consumer receivables	3,662	3,010	674	682	2,988	2,328
Structured credit	2,173	3,005	793	1,070	1,380	1,935
Commercial receivables	1,359	2,473	339	400	1,020	2,073
Insurance securitizations	1,100	1,100	845	845	255	255
Other structured finance—U.S.	669	205	125	24	544	181

Total structured finance—U.S.	61,445	68,630	15,399	17,366	46,046	51,264
Non-U.S.:
Pooled corporate obligations	9,887	8,119	2,646	2,195	7,241	5,924
Residential mortgage-backed and home equity	3,558	8,372	1,120	3,212	2,438	5,160
Commercial receivables	1,089	1,296	355	337	734	959
Insurance securitizations	923	930	645	644	278	286
Structured credit	870	58	345	—	525	58
Commercial mortgage-backed securities	469	482	110	114	359	368
Other structured finance—non-U.S.	220	1,635	71	610	149	1,025

Total structured finance—non-U.S.	17,016	20,892	5,292	7,112	11,724	13,780

Total structured finance obligations	$78,461	$89,522	$20,691	$24,478	$57,770	$65,044

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

10. Outstanding Exposure (Continued)

        The following table sets forth the net financial guaranty par outstanding by underwriting rating:

	December 31, 2009		December 31, 2008
Ratings(1)	Net Par Outstanding	% of Net Par Outstanding	Net Par Outstanding	% of Net Par Outstanding
	(dollars in millions)
Super senior	$15,902	12.2%	$24,295	21.9%
AAA	20,026	15.3	27,318	24.6
AA	17,918	13.7	14,797	13.3
A	48,129	36.9	29,216	26.3
BBB	20,266	15.5	11,719	10.6
BIG	8,227	6.4	3,680	3.3

Total exposures	$130,468	100.0%	$111,025	100.0%

(1)
The Company's internal rating. The Company's ratings scale is similar to that used by the nationally recognized rating agencies. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's triple-A-rated exposure has additional credit enhancement due to either (1) the existence of another security rated triple-A that is subordinated to the Company's exposure or (2) the Company's exposure benefits from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the triple-A attachment point.

        The Company seeks to maintain a diversified portfolio of insured public finance obligations designed to spread its risk across a number of geographic areas. The following table sets forth those

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

10. Outstanding Exposure (Continued)

states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured portfolio:

Insured Portfolio by Location of Exposure

	December 31, 2009
	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding	Ceded Par Amount Outstanding
	(dollars in millions)
U.S.:
Public Finance:
California	638	$7,973	6.1%	$2,603
Texas	612	6,533	5.0	2,319
New York	451	5,095	3.9	2,114
Florida	316	4,776	3.7	1,846
Pennsylvania	484	4,496	3.4	1,726
Illinois	369	3,904	3.0	1,406
New Jersey	238	2,844	2.2	1,199
Puerto Rico	14	2,010	1.5	838
Michigan	225	1,930	1.5	684
Alabama	121	1,822	1.4	606
Other states	2,389	25,740	19.7	10,061

Total Public Finance	5,857	67,123	51.4	25,402
Structured finance (multiple states)	813	46,046	35.3	15,399

Total U.S.	6,670	113,169	86.7	40,801
Non-U.S.:
United Kingdom	90	7,867	6.0	5,719
Australia	20	1,422	1.1	627
Germany	2	1,018	0.8	371
Cayman Islands	1	738	0.6	294
Other	80	6,254	4.8	2,485

Total non-U.S.	193	17,299	13.3	9,496

Total	6,863	$130,468	100.0%	$50,297

        As part of its financial guaranty business, the Company enters into credit derivative transactions. In such transactions, the buyer of protection pays the seller of protection a periodic fee in fixed basis points on a notional amount. In return, the seller makes a contingent payment to the buyer if one or more defined credit events occurs with respect to one or more third party referenced securities or loans. A credit event is a nonpayment event such as a failure to pay or bankruptcy as negotiated by the parties to the credit derivative transaction. The total notional amount of insured credit derivative exposure outstanding which is accounted for at fair value as of December 31, 2009 and December 31, 2008 and included in the Company's financial guaranty exposure in the tables above was $48.2 billion and $54.4 billion, respectively. See Note 6.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

11. Income Taxes

        For periods after April 2004, AGC files a consolidated federal income tax return with its shareholder, Assured Guaranty US Holdings Inc. ("AGUS") and its affiliate, AG Financial Products Inc. ("AGFP"). Each company, as a member of its respective consolidated tax return group, has paid its proportionate share of the consolidated federal tax burden for its group as if each company filed on a separate return basis with current period credit for net losses.

        The following table provides the Company's income tax (benefit) provision and effective tax rates:

Components of Income Tax Provision (Benefit)

	Years Ended December 31,
	2009	2008	2007
	(dollars in thousands)
Current tax (benefit) provision	$(27,671)	$6,787	$26,036
Deferred tax provision (benefit)	(157,593)	43,228	(172,213)

Provision (benefit) for income taxes	$(185,264)	$50,015	$(146,177)

Effective tax rate	31.3%	27.1%	38.4%

        Reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions was as follows:

Effective Tax Rate Reconciliation

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Expected tax provision at statutory rates in taxable jurisdictions	$(208,558)	$64,634	$(133,361)
Tax-exempt interest	(14,678)	(14,893)	(12,699)
Provision to filed adjustments	98	(2,114)	232
Change in FIN 48 liability	5,901	2,241	—
Goodwill	29,896	—	—
Other	2,077	147	(349)

Total provision (benefit) for income taxes	$(185,264)	$50,015	$(146,177)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

11. Income Taxes (Continued)

        The deferred income tax asset (liability) reflects the tax effect of the following temporary differences:

	As of December 31,
	2009	2008
	(in thousands)
Deferred tax assets:
Unrealized losses on derivative financial instruments, net	$204,991	$115,959
Unearned premium reserves, net	5,887	—
Reserves for losses and LAE	65,415	12,651
Tax and loss bonds	30,914	23,857
Tax basis step-up	7,631	8,401
Unrealized depreciation on investments	—	3,947
Credit derivative assets/liabilities	—	16,045
Other	9,300	14,359

Total deferred income tax assets	324,138	195,219

Deferred tax liabilities:
Deferred acquisition costs	27,872	37,232
Unearned premium reserves, net	—	5,421
Contingency reserves	35,307	24,358
Unrealized appreciation on investments	17,767	—
Unrealized gains on committed capital securities	1,396	17,872

Total deferred income tax liabilities	82,342	84,883

Net deferred income tax asset	$241,796	$110,336

Taxation of Subsidiary

        AGC and AGUK are subject to income taxes imposed by U.S. and U.K. authorities and file applicable tax returns.

        The Internal Revenue Service ("IRS") has completed audits of AGC's federal tax returns for taxable years through 2001. The IRS is currently reviewing tax years 2002 through the date of the IPO. The Company is indemnified by ACE for any potential tax liability associated with the tax examination as it relates to years prior to the IPO. The IRS has commenced an audit of AGUS consolidated group for tax years 2006 through 2008.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

11. Income Taxes (Continued)

Uncertain Tax Positions

        The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits recorded under FIN 48. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Balance as of January 1,	$4,731	$2,490	$2,490
Increase in unrecognized tax benefits as a result of position taken during the current period	5,901	2,241	—

Balance as of December 31,	$10,632	$4,731	$2,490

        The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. As of the date of adoption, the Company has accrued $0.5 million in interest and penalties.

Liability For Tax Basis Step-Up Adjustment

        In connection with the IPO, the Company and ACE Financial Services Inc. ("AFS"), a subsidiary of ACE, entered into a tax allocation agreement, whereby the Company and AFS made a "Section 338(h)(10)" election that has the effect of increasing the tax basis of certain affected subsidiaries' tangible and intangible assets to fair value. Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company.

        As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company's affected assets. The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company. Any tax benefit realized by the Company will be paid to AFS. Such tax benefits will generally be calculated by comparing the Company's actual taxes to the taxes that would have been owed had the increase in basis not occurred. After a 15 year period, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

        The Company initially recorded a $49.0 million reduction of its existing deferred tax liability, based on an estimate of the ultimate resolution of the Section 338(h)(10) election. Under the tax allocation agreement, the Company estimated that, as of the IPO date, it was obligated to pay $20.9 million to AFS and accordingly established this amount as a liability. The initial difference, which is attributable to the change in the tax basis of certain liabilities for which there is no associated step-up in the tax basis of its assets and no amounts due to AFS, resulted in an increase to additional paid-in capital of $28.1 million. As of December 31, 2009 and December 31, 2008, the liability for tax basis step-up adjustment, which is included in the Company's balance sheets in "other liabilities," was $8.4 million and $9.1 million, respectively. The Company has paid ACE and correspondingly reduced its liability by $0.7 million in 2009 and 2008.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

11. Income Taxes (Continued)

Tax Treatment of CDS

        The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized mark to market loss in excess of credit- related losses would revert to zero.

        The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

Valuation Allowance

        As of December 31, 2009 and December 31, 2008, net deferred tax assets were $241.8 million and $110.3 million, respectively. The 2009 deferred tax asset of $241.8 million consists primarily of $205.0 million in mark to market adjustments for CDS, offset by net deferred tax liabilities. The 2008 deferred tax asset of $110.3 million consists primarily of $116.0 million in mark to market adjustment for CDS, offset by net deferred tax liabilities.

        The Company came to the conclusion that it is more likely than not that its deferred tax asset related to CDS will be fully realized after weighing all positive and negative evidence available as required under GAAP. The evidence that was considered included the following:

Negative Evidence

  •
  Although the Company believes that income or losses for these CDSs are properly characterized for tax purposes as ordinary, the federal tax treatment is an unsettled area of tax law, as noted above.

  •
  Changes in the fair value of CDS have resulted in significant swings in the Company's net income in recent periods. Changes in the fair value of CDS in future periods could result in the U.S. consolidated tax group having a pre-tax loss under GAAP. Although not recognized for tax, this loss could result in a cumulative three year pre-tax loss, which is considered significant negative evidence for the recoverability of a deferred tax asset under GAAP.

Positive Evidence

  •
  The mark-to-market loss on CDS is not considered a tax event, and therefore no taxable loss has occurred.

  •
  After analysis of the current tax law on CDS the Company believes it is more likely than not that the CDS will be treated as ordinary income or loss for tax purposes.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

11. Income Taxes (Continued)

  •
  Assuming a hypothetical loss were triggered for the amount of deferred tax asset, there would be enough taxable income through future income to offset it as follows:

  (a)
  The amortization of the tax-basis unearned premium reserve of $798.1 million as of December 31, 2009 as well as the collection of future installment premiums of contracts already written the Company believes will result in significant taxable income in the future.

  (b)
  Although the Company has a significant tax exempt portfolio, this can be converted to taxable securities as permitted as a tax planning strategy under GAAP.

  (c)
  The mark-to-market loss is reflective of market valuations and will change from quarter to quarter. It is not indicative of the Company's ability to enter new business. The Company writes and continues to write new business which will increase the amortization of unearned premium and investment portfolio resulting in expected taxable income in future periods.

        After examining all of the available positive and negative evidence, the Company believes that no valuation allowance is necessary in connection with the deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

12. Reinsurance

        The Company assumes and cedes portions of its exposure on insured obligations in exchange for premiums, net of ceding commissions. Assumed business is included in the reinsurance segment, net of retrocessions (i.e. the ceded portion of assumed risks). The direct segment is reported net of third party cessions of its direct financial guaranty business.

        The Company enters into ceded reinsurance agreements with non-affiliated companies to limit its exposure to risk on an on-going basis. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

12. Reinsurance (Continued)

        Direct, assumed, and ceded premium and loss and LAE amounts for years ended December 31, 2009, 2008 and 2007 were as follows:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Premiums Written
Direct	$486,078	$482,337	$164,873
Assumed	90,821	4,232	11,111
Ceded	(171,964)	(140,657)	(52,430)

Net	$404,935	$345,912	$123,554

Premiums Earned
Direct	$185,225	$90,933	$52,521
Assumed	31,652	32,446	33,465
Ceded	(78,139)	(31,381)	(27,269)

Net	$138,738	$91,998	$58,717

Loss and Loss Adjustment Expenses
Direct	$188,582	$199,031	$29,117
Assumed	47,925	11,688	(32,145)
Ceded	(43,540)	(61,240)	(12,347)

Net	$192,967	$149,479	$(15,375)

        The Company's reinsurance contracts generally allow the Company to recapture ceded business after certain triggering events, such as reinsurer downgrades. Included in the table below is $17.2 billion in ceded par outstanding related to insured credit derivatives.

Ceded Par Outstanding by Reinsurer and Ratings

	Ratings at March 19, 2010
				Ceded Par Outstanding as a % of Total
Reinsurer	Moody's Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding
	(dollars in millions)
Assured Guaranty Re Ltd.(1)	A1	AA	$46,411	92.3%
RAM Reinsurance Co. Ltd.	WR(2)	WR(2)	3,219	6.4
MBIA Insurance Corporation	B3	BB+	241	0.5
Radian Asset Assurance Inc.	Ba1	BB-	182	0.4
Ambac Assurance Corporation.	Caa2	CC	110	0.2
Other	Various	Various	134	0.2

Total			$50,297	100.0%

(1)
Assured Guaranty Re Ltd. and its subsidiaries ("AG Re") are affiliates of AGC. See Note 14.

(2)
Represents "Withdrawn Rating."

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

12. Reinsurance (Continued)

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2009

	Credit Rating
Reinsurer	Super Senior	AAA	AA	A	BBB	BIG	Total
	(dollars in millions)
Assured Guaranty Re Ltd.	$729	$9,225	$6,875	$19,235	$7,395	$2,952	$46,411
RAM Reinsurance Co. Ltd.	48	1,692	192	534	470	283	3,219
MBIA Insurance Corporation	—	—	131	110	—	—	241
Radian Asset Assurance Inc.	—	—	—	182	—	—	182
Ambac Assurance Corporation.	—	—	—	110	—	—	110
Other	—	—	8	61	65	—	134

Total	$777	$10,917	$7,206	$20,232	$7,930	$3,235	$50,297

        In accordance with statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premiums reserve, loss reserves and contingency reserves calculated on a statutory basis of accounting. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all non-affiliated reinsurers as of December 31, 2009 exceeds $25.9 million which has subsequently been increased to approximately $29.1 million.

        Reinsurance recoverable on unpaid losses and LAE as of December 31, 2009 and December 31, 2008 were $50.7 million and $13.4 million, respectively.

Agreement with CIFG Assurance North America, Inc.

        AGC entered into an agreement with CIFG to assume a diversified portfolio of financial guaranty contracts totaling approximately $13.3 billion of net par outstanding. The Company closed the transaction in January 2009 and received $75.6 million, which included $85.7 million of upfront premiums net of ceding commissions, and approximately $12.2 million of future installments related to this transaction.

13. Dividends and Capital Requirements

        AGC is a Maryland domiciled insurance company. Under Maryland's 1993 revised insurance law, AGC may pay dividends out of earned surplus in any twelve-month period in an aggregate amount exceeding the lesser of (a) 10% of surplus to policyholders or (b) net investment income at the preceding December 31 (including net investment income which has not already been paid out as dividends for the three calendar years prior to the preceding calendar year) without prior approval of the Maryland Commissioner of Insurance. The amount available for distribution from the Company during 2010 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $122.4 million. During the years ended

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

13. Dividends and Capital Requirements (Continued)

December 31, 2009, 2008 and 2007, AGC declared and paid $16.8 million, $16.5 million and $12.1 million, respectively, in dividends to AGUS. Under Maryland insurance regulations, AGC is required at all times to maintain a minimum surplus of $750,000.

14. Related Party Transactions

Capital Contribution

        During 2009 and 2008 Assured Guaranty US Holdings Inc. contributed capital of $556.7 million and $100.0 million, respectively, to the Company. Most of the 2009 contributed capital came from AGL's December 2009 public offering of common shares. See Note 1 for more information.

Note Payable to Affiliate

        See Note 17.

Reinsurance Agreements

        The Company cedes business to affiliated entities under certain reinsurance agreements. The approximate amounts for non-derivative transactions deducted from the premiums, losses and commissions in 2009, 2008 and 2007 for reinsurance ceded to affiliates are reflected in the table below.

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Ceded Activity
Net earned premiums:
AG Re	$70,909	$27,031	$23,559
Loss and loss adjustment expenses:
AG Re	41,046	61,349	12,882
Commissions incurred:
AG Re	18,237	7,331	6,289
Unearned premium reserves:
AG Re	414,518	188,075	84,321
Loss and loss adjustment expense reserve:
AG Re	48,476	27,664	15,058
Reinsurance balances payable, net:
AG Re	151,013	29,133	14,104
Realized gains and other settlements:
AG Re	8,186	17,187	15,880
Unrealized (losses) gains on credit derivatives:
AG Re	(319,967)	(154,736)	(131,570)

        The Company also writes business with affiliated entities under insurance and reinsurance agreements. The approximate amounts for non-derivative transactions included in premiums, losses and

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

14. Related Party Transactions (Continued)

commissions in 2009, 2008 and 2007 for business assumed from affiliates are reflected in the table below.

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Gross Activity
Net earned premiums:
AG Re	$213	$221	$195
Loss and loss adjustment expenses:
AG Re	—	—	—
Commissions incurred:
AG Re	—	—	—
Unearned premium reserves:
AG Re	97	116	105
ACE	752	753	752
Loss and loss adjustment expense reserve:
AG Re	—	—	—

	As of December 31,
	2009	2008
	(in millions)
Other information
Gross par outstanding:
AG Re	$46,411	$37,372
Dexia	684	—

15. Commitments and Contingencies

Leases

        The Company and its subsidiary are party to various lease agreements. In June 2008, the Company entered into a new five-year lease agreement for New York office space. Future minimum annual payments of $5.3 million for the first twelve month period and $5.7 million for subsequent twelve month periods commenced October 1, 2008 and are subject to escalation in building operating costs and real estate taxes. As a result of the AGMH Acquisition by the Company's parent, during Third Quarter 2009 the Company decided not to occupy the office space described above and subleased it to two tenants for total minimum annual payments of approximately $3.7 million until October 2013. The Company wrote off related leasehold improvements and recorded a pre-tax loss on the sublease of $11.7 million in Second Quarter 2009, which is included in "other operating expenses" and "other liabilities" in the consolidated statements of operations and balance sheets, respectively.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

15. Commitments and Contingencies (Continued)

        Lease payments for each of the next five calendar years ending December 31, and thereafter are as follows:

Future Minimum Rental Payments

Year	(in thousands)
2010	$2,426
2011	2,426
2012	2,426
2013	2,094
2014	435
Thereafter	730

Total	$10,537

        Rent expense for the years ended December 31, 2009, 2008 and 2007 was $4.2 million, $4.3 million and $2.0 million, respectively.

Litigation

        Lawsuits arise in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or liquidity, although an adverse resolution of litigation against the Company could have a material adverse effect on the Company's results of operations in a particular quarter or fiscal year. In addition, in the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods. The amounts, if any, the Company will recover in these proceedings are uncertain, although recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company's results of operations in that particular quarter or fiscal year.

        The Company has received subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General and the Attorney General of the State of California related to antitrust concerns associated with the methodologies used by rating agencies for determining the credit rating of municipal debt, including a proposal by Moody's to assign corporate equivalent ratings to municipal obligations, and the Company's communications with rating agencies. The Company has satisfied or is in the process of satisfying such requests. It may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

        AGM, which became an affiliate of the Company on July 1, 2009, and various other financial guarantors were named in three complaints filed in the Superior Court, San Francisco County in December 2008 and January 2009: (a) City of Los Angeles, acting by and through the Department of Water and Power v. Ambac Financial Group et. al (filed on or about December 31, 2008), Case

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

15. Commitments and Contingencies (Continued)

No. CG-08-483689; (b) Sacramento Municipal Utility District v. Ambac Financial Group et. al (filed on or about December 31, 2008), Case No. CGC-08-483691; and (c) City of Sacramento v. Ambac Financial Group Inc. et. al (filed on or about January 6, 2009), Case No. CGC-09-483862. On or about August 31, 2009, plaintiffs in these cases filed amended complaints against AGC and AGM. At the same time, AGC and AGM were named in the following complaints, five of which were amended complaints and three of which were new complaints: (a) City of Los Angeles v. Ambac Financial Group, Inc. et al., Case No. CGC-08-394943; (b) City of Oakland v. Ambac Financial Group, Inc. et al., Case No. CGC-08-479241; (c) City of Riverside v. Ambac Financial Group, Inc. et al., Case No. CGC-09-492059; (d) City of Stockton v. Ambac Financial Group, Inc. et al., Case No. CGC-08-477848; (e) County of Alameda v. Ambac Financial Group, Inc. et al., Case No. CGC-08-481447; (f) County of Contra Costa v. Ambac Financial Group, Inc. et al., Case No. CGC-09-492055; (g) County of San Mateo v. Ambac Financial Group, Inc. et al., Case No. CGC-080481223; and (h) Los Angeles World Airports v. Ambac Financial Group, Inc. et al., Case No. CGC-09-492057.

        These complaints allege (i) participation in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participation in risky financial transactions in other lines of business that damaged each bond insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) a failure to adequately disclose the impact of those transactions on their financial condition. These latter allegations form the predicate for five separate causes of action against AGC: breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligence, and negligent misrepresentation. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

Reinsurance

        The Company is party to reinsurance agreements with other monoline financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination:

  (a)
  upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal,

  (b)
  at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

  (c)
  upon certain changes of control of the Company.

        Upon termination under the conditions set forth in (b) and (c) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the ceded business. Upon the occurrence of the conditions set forth in (b) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid. See Note 12.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

16. Summary of Relationships with Monolines

        The tables below summarize the exposure to each financial guaranty monoline insurer by exposure category and the underlying ratings of the Company's insured risks.

Summary of Relationships with Monolines

	As of December 31, 2009
	Insured Portfolios
	Assumed Par Outstanding	Ceded Par Outstanding(2)	Second-to-Pay Inusred Par Outstanding(3)	Investment Portfolio(4)
	(in millions)
Assured Guaranty Re Ltd	$—	$46,411	$—	$—
RAM Reinsurance Co. Ltd.	—	3,219	—	—
MBIA Insurance Corporation	8,434	241	1,282	160.7
Radian Asset Assurance Inc	—	182	1	—
CIFG Assurance North America Inc	6,188	—	138	—
Ambac Assurance Corporation	2,909	110	2,531	187.1
Financial Guaranty Insurance Company	945	—	2,107	47.8
Syncora Guarantee Inc.	86	—	1,005	—
ACA Financial Guaranty Corporation	2	39	1	—
Multiple owner	321	—	2,073	—

Total	$18,885	$50,202	$9,138	$395.6

(1)
Assumed par outstanding represents the amount of par assumed by the Company from other monolines. Under these relationships, the Company assumes a portion of the ceding company's insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums.

(2)
Ceded par outstanding represents the portion of insured risk ceded to other reinsurers. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. See Note 12.

(3)
Second-to-pay insured par outstanding represents transactions we have insured on a second-to-pay basis that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

(4)
Securities within the Investment Portfolio that are wrapped by monolines may decline in value based on the rating of the monoline.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

16. Summary of Relationships with Monolines (Continued)

        The table below presents the insured par outstanding categorized by rating as of December 31, 2009:

Insured Par Outstanding
As of December 31, 2009

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
MBIA Insurance Corporation	$67	$151	$441	$214	$—	$—	$84	$38	$287	$—	$1,282
Radian Asset Assurance Inc	—	—	—	1	—	—	—	—	—	—	1
CIFG Assurance North America Inc	—	29	44	65	—	—	—	—	—	—	138
Ambac Assurance Corporation	—	449	557	924	—	32	—	264	102	203	2,531
Financial Guaranty Insurance Company	—	132	662	170	9	782	174	152	26	—	2,107
Syncora Guarantee Inc.	—	—	308	108	—	—	172	102	252	63	1,005
ACA Financial Guaranty Corporation	—	—	—	1	—	—	—	—	—	—	1
Multiple owner	708	—	939	241	—	90	—	—	95	—	2,073

Total	$775	$761	$2,951	$1,724	$9	$904	$430	$556	$762	$266	$9,138

(1)
Assured Guaranty's internal rating.

        In evaluating transactions in which another monoline has provided financial guaranty insurance and the Company would be obligated to pay upon its financial guaranty policies on a second-to-pay basis, the Company does not rely on such other monoline's ability or willingness to pay and instead evaluates the underlying transactions in accordance with its underwriting guidelines.

17. Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

        On December 18, 2009, AGC issued a surplus note with a principal amount of $300.0 million to Assured Guaranty Municipal Corp. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest is subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. No amounts were due for payment in 2009.

Credit Facilities

2006 Credit Facility

        On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the "2006 Credit Facility") with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, AGUK, AG Re, Assured Guaranty Re Overseas Ltd. ("AGRO")

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

17. Note Payable to Affiliate and Credit Facilities (Continued)

and AGL are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower. Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by AGL, AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AGUK. The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million. The 2006 Credit Facility also provides that AGL may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million. Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

        The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

        At the closing of the 2006 Credit Facility, AGC guaranteed the obligations of AGUK under the facility and AGL guaranteed the obligations of AG Re and AGRO under the facility and agreed that, if the Company consolidated assets (as defined in the related credit agreement) of AGC and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of AGC and AGUK under the facility. At the same time, Assured Guaranty Overseas US Holdings Inc. guaranteed the obligations of AGL, AG Re and AGRO under the facility, and each of AG Re and AGRO guaranteed the other as well as AGL.

        The 2006 Credit Facility's financial covenants require that AGL:

  (a)
  maintain a minimum net worth of 75% of the Consolidated Net Worth of Assured Guaranty as of the quarter ended June 30, 2009; and

  (b)
  maintain a maximum debt-to-capital ratio of 30%.

        In addition, the 2006 Credit Facility requires that AGC maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter ended June 30, 2006. Furthermore, the 2006 Credit Facility contains restrictions on AGL and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions. Most of these restrictions are subject to certain minimum thresholds and exceptions. The 2006 Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements. A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding. As of December 31, 2009 and 2008, Assured Guaranty was in compliance with all of the financial covenants.

        As of December 31, 2009 and 2008, no amounts were outstanding under this facility. There have not been any borrowings under the 2006 Credit Facility.

        Letters of credit totaling approximately $2.9 million remained outstanding as of December 31, 2009 and December 31, 2008. The Company obtained the letters of credit in connection with entering into a lease for new office space in 2008, which space was subsequently sublet. See Note 15.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

17. Note Payable to Affiliate and Credit Facilities (Continued)

Committed Capital Securities

Committed Capital Securities

	Years Ended December 31,
	2009	2008	2007
	(in thousands)
Put option premium expense	$5,957	$5,734	$2,623
Change in fair value	(47,075)	42,746	8,316

AGC CCS Securities

        On April 8, 2005, AGC entered into separate agreements (the "Put Agreements") with four custodial trusts (each, a "Custodial Trust") pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50.0 million of perpetual preferred stock of AGC (the "AGC Preferred Stock"). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options were not exercised during 2009 or 2008. Initially, all of AGC CCS Securities were issued to a special purpose pass-through trust (the "Pass-Through Trust"). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS Securities were distributed to the holders of the Pass-Through Trust's securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company's financial statements.

        Income distributions on the Pass-Through Trust Securities and AGC CCS Securities were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS Securities to One-Month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

        The increase in 2008 compared with 2007 was due to the increase in annualized rates from One-Month LIBOR plus 110 basis points to One-Month LIBOR plus 250 basis points as a result of the failed auction process in April 2008. These expenses are recorded in the Company's consolidated statements of operations under "other operating expenses".

        Fair value of AGC CCS Securities was $4.0 million and $51.1 million as of December 31, 2009 and 2008, respectively.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans

Share-Based Compensation

Accounting for Share-Based Compensation

Share-Based Compensation Summary

	Year Ended December 31,
	2009	2008	2007
	(in millions)
Share-based compensation expense	$4.8	$5.9	$7.9
Share-based compensation capitalized as deferred acquisition costs	2.3	2.9	2.4

Share-based cost (pre-tax)	7.1	8.8	10.3
Share-based compensation expense, after-tax	3.1	3.8	5.2
Share based compensation expense for retirement-eligible employees, pre-tax	1.3	1.1	2.1
Share based compensation expense for retirement-eligible employees, after-tax	0.8	0.7	1.4

        The following table presents pre-DAC and pre-tax, share-based compensation cost by share-based expense type prior to deferral of costs:

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Share-Based Employee Cost
Restricted Stock
Recurring amortization	$2,699	$4,332	$5,705
Accelerated amortization for retirement eligible employees	350	20	1,472

Subtotal	3,049	4,352	7,177

Restricted Stock Units
Recurring amortization	1,120	788	—
Accelerated amortization for retirement eligible employees	626	592	—

Subtotal	1,746	1,380	—

Stock Options
Recurring amortization	1,862	2,553	2,385
Accelerated amortization for retirement eligible employees	286	460	665

Subtotal	2,148	3,013	3,050

ESPP	119	95	122

Total Share-Based Employee Cost	$7,062	$8,840	$10,349

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

        As of April 27, 2004, AGL adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the "Incentive Plan"). The number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

        The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

        The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2009, 3,806,933 common shares were available for grant under the Incentive Plan.

Stock Options

        Nonqualified or incentive stock options may be granted to employees of the Company. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options granted to employees vest in equal annual installments over a three-year period and expire 10 years from the date of grant.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

None of AGL's options have a performance or market condition. Following is a summary of AGL's options issued and outstanding for the years ended December 31, 2009, 2008 and 2007:

	Year of Expiration	Weighted Average Exercise Price	Options for Common Shares	Number of Exercisable Options	Weighted average grant date FV
Balance as of December 31, 2006		$19.92	3,010,160
Options granted	2017	26.74	862,667		6.83
Options exercised		19.10	(78,651)
Options forfeited		23.96	(90,945)

Balance as of December 31, 2007		21.44	3,703,231	2,186,761
Options granted	2018	23.13	608,800		7.59
Options exercised		18.01	(19,000)
Options forfeited		24.41	(66,528)

Balance as of December 31, 2008		21.65	4,226,503	2,872,199
Options granted	2019	10.11	669,098		5.15
Options exercised		22.91	(10,667)
Options forfeited		21.48	(256,339)

Balance as of December 31, 2009		19.99	4,628,595	3,480,355

        As of December 31, 2009, the Company's proportionate share of the aggregate intrinsic value and weighted-average remaining contractual term of options outstanding were $6.1 million and 6.2 years, respectively. As of December 31, 2009, the Company's proportionate share of the aggregate intrinsic value and weighted-average remaining contractual term of options exercisable were $3.5 million and 5.7 years, respectively.

        The Company recorded $1.4 million ($0.9 million after-tax) in share-based compensation related to stock options, after the effects of deferred acquisition costs, during the year ended December 31, 2009. As of December 31, 2009 the total unrecognized compensation expense related to outstanding nonvested stock options was $1.1 million, which will be adjusted in the future for the difference between estimated and actual forfeitures. The Company expects to recognize that expense over the weighted-average remaining service period of 1.1 years.

        The fair value of options issued is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2009, 2008 and 2007:

	2009	2008	2007
Dividend yield	2.0%	0.8%	0.6%
Expected volatility	66.25	35.10	19.03
Risk free interest rate	2.1	2.8	4.7
Expected life	5 years	5 years	5 years
Forfeiture rate	6.0	6.0	6.0

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

        These assumptions were based on the following:

  •
  The expected dividend yield is based on the current expected annual dividend and share price on the grant date,

  •
  Expected volatility is estimated at the date of grant based on the historical share price volatility, calculated on a daily basis,

  •
  The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term to the granted stock options,

  •
  The expected life is based on the average expected term of Assured Guaranty's guideline companies, which are defined as similar or peer entities, since the Company has insufficient expected life data,

  •
  The forfeiture rate is based on the rate used by Assured Guaranty's guideline companies, since the Company has insufficient forfeiture data. Estimated forfeitures will be reassessed at each grant vesting date and may change based on new facts and circumstances.

        For options granted before January 1, 2006, the Company amortizes the fair value on an accelerated basis. For options granted on or after January 1, 2006, the Company amortizes the fair value on a straight-line basis. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods, with the exception of retirement-eligible employees. For retirement-eligible employees, options are amortized over the period through the date the employee first becomes eligible to retire and is no longer required to provide service to earn part or all of the award. The Company may elect to use different assumptions under the Black-Scholes option valuation model in the future, which could materially affect the Company's net income or earnings per share.

        The total intrinsic value of Assured Guaranty's options exercised by the Company's employees during the years ended December 31, 2009, 2008 and 2007 was $27 thousand, $45 thousand and $0.5 million, respectively. During the years ended December 31, 2009, 2008 and 2007, $0.2 million, $0.3 million and $1.1 million, respectively, was received from the exercise of stock options and $(16) thousand, $16 thousand and $0.2 million, respectively, related tax benefit was recorded and included in the financing section in the consolidated statements of cash flows. In order to satisfy stock option exercises, Assured Guaranty will issue new shares.

Restricted Stock Awards

        Under Assured Guaranty's Incentive Plan 50,990, 20,443, and 487,437, restricted common shares were awarded during the years ended December 31, 2009, 2008 and 2007, respectively. These shares vest at various dates through 2012.

        Restricted stock awards to employees generally vest in equal annual installments over a four-year period and restricted stock awards to outside directors vest in full in one year. Restricted stock awards are amortized on a straight-line basis over the requisite service periods of the awards, and restricted stock to outside directors vest in full in one year, which are generally the vesting periods, with the exception of retirement-eligible employees, discussed above.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

Restricted Stock Award Activity

Nonvested Shares	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2008	686,325	$25.28
Granted	50,990	11.13
Vested	(313,490)	24.19
Forfeited	(57,328)	26.68

Nonvested at December 31, 2009	366,497	$24.03

        The Company recorded $2.0 million ($1.3 million after tax) in share-based compensation, related to restricted stock awards, after the effects of deferred acquisition costs, during the year ended December 31, 2009.

        As of December 31, 2009 the total unrecognized compensation cost related to outstanding nonvested restricted stock awards was $1.5 million, which the Company expects to recognize over the weighted-average remaining service period of 1.1 years. The total fair value of shares vested during the years ended December 31, 2009, 2008 and 2007 was $3.8 million, $4.6 million and $3.3 million, respectively.

Restricted Stock Units

        Under AGL's Incentive Plan, 469,550, 275,493 and 28,988 restricted stock units were awarded during the years ended December 31, 2009, 2008 and 2007, respectively, to employees and non-employee directors of the Company. Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. The 2009 and 2008 amounts included 469,550 and 251,270 restricted stock units which the Company granted to employees beginning February 2008. These restricted stock units have vesting terms similar to those of the restricted common shares and are delivered on the vesting date. The Company has granted restricted stock units to directors of the Company. These restricted stock units vest over a one-year period and are delivered after directors leave.

Restricted Stock Unit Activity
(Excluding Dividend Equivalents)

Nonvested Stock Units	Number of Stock Units	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2008	381,519	$23.11
Granted	469,550	8.47
Delivered	(61,115)	23.13
Forfeited	(67,028)	13.27

Nonvested at December 31, 2009	722,926	$14.51

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

        The Company recorded $1.3 million ($0.9 million after tax) in share-based compensation, after the effects of deferred acquisition costs, during the year ended December 31, 2009. The compensation for restricted stock units is expensed on a straight-line basis over the vesting period. As of December 31, 2009, the total unrecognized compensation cost related to outstanding nonvested restricted stock units was $2.7 million, which the Company expects to recognize over the weighted-average remaining service period of 1.6 years. The total fair value of restricted stock units delivered during the years ended December 31, 2009 an 2008 was $0.8 million and $0, respectively.

Employee Stock Purchase Plan

        In January 2005, AGL established the Assured Guaranty Ltd. Employee Stock Purchase Plan (the "Stock Purchase Plan") in accordance with Internal Revenue Code Section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of AGL's stock on the first day or the last day of the subscription period. AGL reserved for issuance and purchases under the Stock Purchase Plan 350,000 shares of its common stock. The Company's employees purchased AGL's shares for aggregate proceeds of $0.3 million, $0.3 million and $0.5 million during the years ended December 31, 2009, 2008 and 2007, respectively. The Company recorded $0.1 million ($0.1million after tax) in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the year ended December 31, 2009.

Defined Contribution Plan

        The Company maintains savings incentive plans, which are qualified under Section 401(a) of the Internal Revenue Code. The U.S. savings incentive plan is available to all full-time employees upon hire. Eligible participants may contribute a percentage of their salary subject to a maximum of $16,500 for 2009. Beginning January 1, 2006, the Company amended the U.S. savings incentive plan. The Company matches employee contributions up to 6%, subject to IRS limitations. Any amounts over the IRS limits, are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan. The Company also makes a core contribution of 6% to the qualified plan and the nonqualified supplemental executive retirement plan, regardless of whether the employee contributes to the plan. In addition, employees become fully vested after 1 year of service, as defined in the plan. Plan eligibility is immediate upon hire.

        The Company recognized defined contribution expenses of $3.5 million, $3.9 million and $3.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        Employees of AGMH participated in the AGMH defined contribution plans in effect prior to the AGMH Acquisition through December 31, 2009. Effective January 1, 2010, all AGMH employees have joined AGC's defined contribution plans.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

Cash-Based Compensation

Performance Retention Plan

        In February 2006, Assured Guaranty established the Assured Guaranty Ltd. Performance Retention Plan ("PRP") which permits the grant of cash based awards to selected employees. The employees of the Company participate in this plan. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.

        The Company granted a limited number of PRP awards in 2007, which vest after four years of continued employment (or if earlier, on employment termination, if the participant's termination occurs as a result of death, disability, or retirement), and participants receive the designated award in a single lump sum when it vests, except that participants who vest as a result of retirement receive the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, as defined in the PRP, improves during the four year performance period. For those participants who vest prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid is greater than the originally designated amount only if actual company performance, as measured by an increase in the company's adjusted book value, improves during the period ending on the last day of the calendar quarter prior to the date of the participant's termination of employment.

        Beginning in 2008, the Company integrated PRP awards into its long term incentive compensation system and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment (or vests on the date of the participant's death, disability, or retirement if that occurs during the performance period). Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. However, if, during the performance period, a participant dies or becomes disabled while employed, the amount is based on performance through the quarter ending before death or disability and is paid after the occurrence of death or disability. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

18. Employee Benefit Plans (Continued)

        Under awards since 2008, if a payment would otherwise be subject to the $1 million limit on tax deductible compensation, no payment will be made unless performance satisfies a minimum threshold.

        As described above, the performance measures used to determine the amounts distributable under the PRP are based on Assured Guaranty's operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. The Compensation Committee believes that management's focus on achievement of these performance measures will lead to increases in Assured Guaranty's intrinsic value. The Compensation Committee uses the following methods to determine operating return on equity and adjusted book value.

  •
  Operating return on equity as of any date is determined by the Compensation Committee and equals Assured Guaranty's operating income as a percentage of average shareholders' equity, excluding OCI and after-tax unrealized gains (losses) on derivative financial instruments. To determine operating income, the Compensation Committee adjusts reported net income or loss to remove items that are determined by the Compensation Committee to increase or decrease reported net income or loss without a corresponding increase or decrease in value of AGL.

  •
  To determine adjusted book value, the Compensation Committee adjusts the reported shareholder equity (i) to remove items that are determined by the Compensation Committee to increase or decrease reported shareholder equity without a corresponding increase or decrease in value of AGL's shareholders' equity, and (ii) to include items that are determined by the Compensation Committee to increase or decrease the value of AGL's shareholders' equity without a corresponding increase or decrease to reported shareholder equity.

        The adjustments described above may be made by the AGL Compensation Committee at any time before distribution, except that, for certain senior executive officers, any adjustment made after the grant of the award may decrease but may not increase the amount of the distribution.

        In the event of a corporate transaction involving AGL, including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, the Compensation Committee may adjust the calculation of Assured Guaranty's adjusted book value and operating return on equity as the Compensation Committee deems necessary or desirable in order to preserve the benefits or potential benefits of PRP awards.

        The Company recognized approximately $5.1million ($3.3 million after tax), $3.1 million ($2.0 million after tax) and $0.1 million ($0.1 million after tax) of expense for performance retention awards in 2009 and 2008, respectively. Included in 2009 and 2008 amounts were $1.6 million and $1.3 million, respectively, of accelerated expense related to retirement-eligible employees.

19. Other Income and Operating Expenses

        The following tables show the components of "other income" and segregate the components of operating expense not considered in underwriting gains (losses) in the segment disclosures in Note 20.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

19. Other Income and Operating Expenses (Continued)

Other Income

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Foreign exchange gain on revaluation of premium receivable	$4,320	$—	$—
Other	1,042	648	484

Other income included in underwriting gain (loss)	$5,362	$648	$484

Other Operating Expenses

	Year Ended December 31,
	2009	2008	2007
	(in thousands)
Other operating expenses	$86,821	$54,944	$49,447
Less: CCS premium expense	5,957	5,734	2,623
Less: lease termination and other charges	23,032	—	—

Other operating expenses included in underwriting gain (loss)	$57,832	$49,210	$46,824

20. Segment Reporting

        The Company has three principal business segments:

  (1)
  financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and may take the form of a credit derivative;

  (2)
  financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; and

  (3)
  other, which includes lines of business in which the Company is no longer active.

        The Company does not segregate assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates operating expenses to each segment based on a comprehensive cost study and is based on departmental time estimates and headcount.

        Management uses underwriting gains and losses as the primary measure of each segment's financial performance. Underwriting gain is the measure used by management to measure and analyze the insurance operations of the Company calculated as pre-tax income excluding net investment income, realized investment gains and losses, non-credit impairment related unrealized gains and losses on credit derivatives, fair value gain (loss) on CCS, goodwill and settlement of pre-existing relationship,

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

20. Segment Reporting (Continued)

AGMH acquisition-related expenses, interest expense, and certain other expenses, which are not directly related to the underwriting performance of the Company's insurance operations but are included in net income.

        The following tables summarize the components of underwriting gain (loss) for each reporting segment:

Underwriting Gain (Loss) by Segment

	Year Ended December 31, 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions)
Net earned premiums	$114.1	$24.6	$—	$138.7
Realized gain on credit derivatives(1)	89.0	(0.1)	—	88.9
Other income	4.5	0.9	—	5.4
Loss and loss adjustment (expenses) recoveries	(144.4)	(48.6)	—	(193.0)
Incurred losses on credit derivatives	(229.5)	(1.1)	—	(230.6)

Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(373.9)	(49.7)	—	(423.6)
Amortization of deferred acquisition costs	1.8	(8.5)	—	(6.7)
Other operating expenses	(48.7)	(9.1)	—	(57.8)

Underwriting gain (loss)	$(213.2)	$(41.9)	$—	$(255.1)

	Year Ended December 31, 2008
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions)
Net earned premiums	$64.5	$27.5	$—	$92.0
Realized gain on credit derivatives(1)	87.8	0.1	—	87.9
Other income	0.4	0.2	—	0.6
Loss and loss adjustment (expenses) recoveries	(135.5)	(14.0)	—	(149.5)
Incurred losses on credit derivatives	(24.9)	—	—	(24.9)

Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(160.4)	(14.0)	—	(174.4)
Amortization of deferred acquisition costs	(7.8)	(10.8)	—	(18.6)
Other operating expenses	(43.2)	(6.0)	—	(49.2)

Underwriting gain (loss)	$(58.7)	$(3.0)	$—	$(61.7)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

20. Segment Reporting (Continued)

	Year Ended December 31, 2007
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions)
Net earned premiums	$30.9	$27.8	$—	$58.7
Realized gain on credit derivatives(1)	53.5	0.3	—	53.8
Other income	—	0.5	—	0.5
Loss and loss adjustment (expenses) recoveries	(16.2)	31.6	—	15.4)
Incurred losses on credit derivatives	(1.2)	—	—	(1.2)

Total loss and loss adjustment (expenses) recoveries and incurred losses on credit derivatives	(17.4)	31.6	—	14.2)
Amortization of deferred acquisition costs	(4.0)	(10.4)	—	(14.4)
Other operating expenses	(42.0)	(4.8)	—	(46.8)

Underwriting gain (loss)	$21.0	$45.0	$—	$66.0

(1)
Comprised of premiums and ceding commissions.

Reconciliation of Underwriting Gain (Loss)
to Income (Loss) before Income Taxes

	Years Ended December 31,
	2009	2008	2007
	(in millions)
Total underwriting gain (loss)	$(255.1)	$(61.7)	$66.0
Net investment income	76.6	73.2	63.2
Net realized investment gains (losses)	3.0	(14.7)	(0.5)
Unrealized gains (losses) on credit derivatives, excluding incurred losses on credit derivatives	(254.4)	150.9	(515.3)
Fair value (loss) gain on committed capital securities	(47.1)	42.7	8.3
Interest expense	(0.5)	—	(0.1)
Goodwill impairment	(85.4)	—	—
Other operating expenses	(29.0)	(5.6)	(2.6)

Income (loss) before provision for income taxes	$(591.9)	$184.8	$(381.0)

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Continued)

December 31, 2009, 2008 and 2007

20. Segment Reporting (Continued)

        The following table provides sources from which each of the Company's three reporting segments derive their net earned premiums:

Net Earned Premiums By Segment

	Years Ended December 31,
	2009	2008	2007
	(in millions)
Financial guaranty direct:
Public finance	$75.0	$24.6	$8.3
Structured finance	39.1	39.9	22.6

Total	114.1	64.5	30.9

Financial guaranty reinsurance:
Public finance	22.3	24.1	23.2
Structured finance	2.3	3.4	4.6

Total	24.6	27.5	27.8

Other:
Trade credit insurance	—	—	—

Total net earned premiums	$138.7	$92.0	$58.7

Net credit derivative premiums received and receivable	80.7	79.3	49.6

Total net earned premiums and credit derivative premiums received and receivable	$219.4	$171.3	$108.3

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  Exhibit 99.1 Amended August 6, 2010